EXHIBIT 99

                        Report of Independent Auditors


Report of Independent Auditors
To the Board of Directors and Shareholders of Xerox Corporation:

  We have audited the consolidated balance sheets of Xerox Corporation and consolidated subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the three years in the three year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xerox Corporation and consolidated subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the three year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.
  As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated balance sheet as of December 31, 1999, and the related consolidated statements of operations, cash flows, and shareholders' equity for the years ended December 31, 1999 and December 31, 1998 have been restated.
  The supplementary quarterly financial information in the accompanying consolidated financial statements contains information that we did not audit, and accordingly, we do not express an opinion on that information. We did not have an adequate basis to complete reviews of the quarterly information in accordance with standards established by the American Institute of Certified Public Accountants, due to the matters related to the restatement issues as described in Note 2 to the consolidated financial statements.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
May 30, 2001

                     Consolidated Statements of Operations

Year ended December 31 (in millions, except per-share data)                     2000          1999*         1998*
-----------------------------------------------------------------------------------------------------------------
Revenues
Sales                                                                       $ 10,059       $ 10,441      $ 10,668
Service, outsourcing, and rentals                                              7,718          8,045         7,783
Finance income                                                                   924          1,081         1,142
-----------------------------------------------------------------------------------------------------------------
Total Revenues                                                                18,701         19,567        19,593
-----------------------------------------------------------------------------------------------------------------
Costs and Expenses
Cost of sales                                                                  6,197          5,944         5,880
Inventory charges                                                                 90              -           113
Cost of service, outsourcing, and rentals                                      4,813          4,599         4,323
Equipment financing interest                                                     605            547           570
Research and development expenses                                              1,044            992         1,035
Selling, administrative and general expenses                                   5,649          5,292         5,343
Restructuring charge and asset impairments                                       540              -         1,531
Gain on affiliate's sale of stock                                                (21)             -             -
Purchased in-process research and development                                     27              -             -
Gain on sale of China operations                                                (200)             -             -
Other, net                                                                       341            285           219
-----------------------------------------------------------------------------------------------------------------
Total Costs and Expenses                                                      19,085         17,659        19,014
-----------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations before Income Taxes
   (Benefits)
   Equity Income and Minorities' Interests                                      (384)         1,908           579
Income taxes (benefits)                                                         (109)           588           145
-----------------------------------------------------------------------------------------------------------------
Income (loss) from Continuing Operations after Income Taxes (Benefits)
   before Equity Income and Minorities' Interests                               (275)         1,320           434
Equity in net income of unconsolidated affiliates                                 61             68            74
Minorities' interests in earnings of subsidiaries                                 43             49            45
-----------------------------------------------------------------------------------------------------------------
Income (Loss) from Continuing Operations                                        (257)         1,339           463
Discontinued operations                                                            -              -          (190)
-----------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                                           $   (257)      $  1,339      $    273
-----------------------------------------------------------------------------------------------------------------
Basic Earnings (Loss) per Share
Continuing operations                                                       $  (0.44)      $   1.96      $   0.63
Discontinued operations                                                            -              -         (0.29)
-----------------------------------------------------------------------------------------------------------------
Basic Earnings (Loss) per Share                                             $  (0.44)      $   1.96      $   0.34
-----------------------------------------------------------------------------------------------------------------
Diluted Earnings (Loss) per Share
Continuing operations                                                       $  (0.44)      $   1.85      $   0.62
Discontinued operations                                                            -              -         (0.28)
-----------------------------------------------------------------------------------------------------------------
Diluted Earnings (Loss) per Share                                           $  (0.44)      $   1.85      $   0.34
-----------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of the consolidated financial statements.
* As restated, see Note 2.

                          Consolidated Balance Sheets

December 31 (in millions)                                                              2000    1999*
----------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                          $ 1,741  $   126
Accounts receivable, net                                                             2,281    2,633
Finance receivables, net                                                             5,097    4,961
Inventories, net                                                                     1,932    2,290
Equipment on operating leases, net                                                     724      695
Deferred taxes and other current assets                                              1,247    1,230
----------------------------------------------------------------------------------------------------
Total Current Assets                                                                13,022   11,935
Finance receivables due after one year, net                                          7,957    8,058
Land, buildings and equipment, net                                                   2,495    2,456
Investments in affiliates, at equity                                                 1,362    1,615
Intangible and other assets, net                                                     3,061    2,810
Goodwill, net                                                                        1,578    1,657
----------------------------------------------------------------------------------------------------
Total Assets                                                                       $29,475  $28,531
----------------------------------------------------------------------------------------------------
Liabilities and Equity
Short-term debt and current portion of long-term debt                              $ 2,693  $ 3,957
Accounts payable                                                                     1,033    1,016
Accrued compensation and benefits costs                                                662      715
Unearned income                                                                        250      186
Other current liabilities                                                            1,630    2,176
----------------------------------------------------------------------------------------------------
Total Current Liabilities                                                            6,268    8,050
Long-term debt                                                                      15,404   11,044
Postretirement medical benefits                                                      1,197    1,133
Deferred taxes and other liabilities                                                 1,876    2,521
Deferred ESOP benefits                                                                (221)    (299)
Minorities' interests in equity of subsidiaries                                        141      127
Obligation for equity put options                                                       32        -
Company-obligated, mandatorily redeemable preferred securities of subsidiary trust
  holding solely subordinated debentures of the Company                                638      638
Preferred stock                                                                        647      669
Common shareholders' equity                                                          3,493    4,648
----------------------------------------------------------------------------------------------------
Total Liabilities and Equity                                                       $29,475  $28,531
----------------------------------------------------------------------------------------------------

Shares of common stock issued and outstanding at December 31, 2000 were (in thousands) 668,576. Shares of common stock issued and outstanding at December 31, 1999 were (in thousands) 665,156.
The accompanying notes are an integral part of the consolidated financial statements.
* As restated, see Note 2.
                                                                               3
$$/BREAK/$$END

                     Consolidated Statements of Cash Flows

Year ended December 31 (in millions)                                                  2000         1999*         1998*
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Income (loss) from continuing operations                                           $  (257)      $ 1,339       $   463
Adjustments required to reconcile income (loss) from continuing operations to cash flows from operating activities, net of effects of acquisitions:
    Depreciation and amortization                                                      948           779           727
    Provision for doubtful accounts                                                    647           406           303
    Restructuring and other charges                                                    646             -         1,644
    Gains on sales of businesses and assets                                           (295)          (97)          (36)
    Cash payments for restructurings                                                  (372)         (437)         (332)
    Minorities' interests in earnings of subsidiaries                                   43            49            45
    Undistributed equity in income of affiliated companies                             (20)          (68)          (27)
    Decrease (increase) in inventories                                                 279            67          (558)
    Increase in on-lease equipment                                                    (519)         (238)         (387)
    Increase in finance receivables                                                 (1,058)       (1,854)       (1,975)
    Proceeds from securitization of finance receivables                                  -         1,495             -
    Increase in accounts receivable                                                   (270)         (400)         (596)
    Proceeds from securitization of accounts receivable                                328           288            56
    (Decrease) increase in accounts payable and accrued compensation and
       benefit costs                                                                    (3)          (94)          127
    Net change in current and deferred income taxes                                   (534)          234          (254)
    Change in other current and non-current liabilities                                 22           126           100
    Other, net                                                                        (248)         (301)         (256)
----------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                                   (663)        1,294          (956)
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment                                    (452)         (594)         (566)
Proceeds from sales of land, buildings and equipment                                    44            99            74
Proceeds from sale of China operations                                                 550             -             -
Proceeds from sales of other businesses                                                 90            65             -
Acquisitions, net of cash acquired                                                    (856)         (107)         (380)
Other, net                                                                             (20)          (25)            5
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                 (644)         (562)         (867)
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Net change in debt                                                                   3,573          (183)        2,437
Dividends on common and preferred stock                                               (587)         (586)         (531)
Proceeds from sales of common stock                                                      -           128           126
Settlements of equity put options, net                                                 (68)           (5)            -
Repurchase of preferred and common stock                                                 -             -          (172)
Dividends to minority shareholders                                                      (7)          (30)           (4)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                  2,911          (676)        1,856
----------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                            11            (9)          (29)
----------------------------------------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                                1,615            47             4
Cash and cash equivalents at beginning of year                                         126            79            75
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $ 1,741       $   126       $    79
----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.
* As restated, see Note 2.

                Consolidated Statements of Shareholders' Equity

                                                                      Accumulated
                                  Common Common Additional                  Other Treasury  Treasury
                                   Stock  Stock    Paid-In Retained Comprehensive    Stock     Stock
(In millions, except share data)  Shares Amount    Capital Earnings     Income/1/   Shares    Amount   Total
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997*    652,482   $655    $1,075   $3,852   $    (705)         -  $   -     $4,877
------------------------------------------------------------------------------------------------------------
Net income                                                     273                                      273
Net loss during stub period                                     (6)                                      (6)
Translation adjustments                                                                                 (50)
                                                                           (50)                      ------
   Comprehensive income                                                                                 217
Purchase of treasury stock                                                         (3,683)  (172)      (172)
Stock option and incentive plans   3,899      4        69      (65)                 2,364    111        119
Xerox Canada exchangeable
   stock                             350                                               12
Convertible securities               465      1        28      (51)                   898     42         20
Cash dividends declared
   Common stock ($0.72 per
    share)                                                    (475)                                    (475)
   Preferred stock ($6.25 per
    share)                                                     (56)                                     (56)
Premiums from sale of put
   options                                              5                                                 5
Tax benefits on benefit plans                          88       10                                       98
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998*    657,196   $660    $1,265   $3,482   $    (755)      (409) $    (19) $4,633
------------------------------------------------------------------------------------------------------------
Net income                                                   1,339                                    1,339
Translation adjustments                                                   (957)                        (957)
Minimum pension liability                                                                               (32)
                                                                           (32)                      ------
   Comprehensive income                                                                                 350
Stock option and incentive plans   5,331      6       136       (5)                   270     12        149
Xerox Canada exchangeable
   stock                           1,362
Convertible securities             1,267      1        63      (52)                   139      7         19
Cash dividends declared
   Common stock ($0.80 per
    share)                                                    (532)                                    (532)
   Preferred stock ($6.25 per
    share)                                                     (54)                                     (54)
Settlement of put options                              (5)                                               (5)
Tax benefits on benefit plans                          80        8                                       88
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999*    665,156   $667    $1,539   $4,186   $    (1,744)       -  $   -     $4,648
------------------------------------------------------------------------------------------------------------
Net loss                                                      (257)                                    (257)
Translation adjustments                                                     (430)                      (430)
Minimum pension liability                                                      5                          5
Unrealized loss on securities                                                                            (5)
                                                                              (5)                    ------
   Comprehensive loss                                                                                  (687)
Stock option and incentive plans     940      1        93                                                94
Xerox Canada exchangeable
   stock                              29
Convertible securities             2,451      2        23       (8)                                      17
Cash dividends declared
   Common stock ($0.65 per
    share)                                                    (434)                                    (434)
   Preferred stock ($6.25 per
    share)                                                     (53)                                     (53)
Put options, net                                     (100)                                             (100)
Tax benefits on benefit plans                           1        7                                        8
------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000     668,576   $670    $1,556   $3,441   $    (2,174)       -  $   -     $3,493
------------------------------------------------------------------------------------------------------------

/1/ At December 31, 2000 Accumulated Other Comprehensive Income is composed of cumulative translation of $(2,142), minimum pension liability of $(27) and unrealized loss on securities of $(5).
    The accompanying notes are an integral part of the consolidated financial statements.
*   As restated, see Note 2.

                  Notes to Consolidated Financial Statements
(Dollars in millions, except per-share data and unless otherwise indicated)

  1. Summary of Significant Accounting Policies

Description of Business. Xerox Corporation is The Document Company and a leader in the global document market, selling equipment and providing document solutions including hardware, services and software that enhance productivity and knowledge sharing. Our activities encompass developing, manufacturing, marketing, servicing, and financing a complete range of document processing products and solutions.

Basis of Consolidation. The consolidated financial statements include the accounts of Xerox Corporation and all majority owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated. References herein to "we" or "our" refer to Xerox and consolidated subsidiaries unless the context specifically requires otherwise.
   Xerox Limited, Xerox Holding (Nederland) BV, Xerox Investments (Bermuda) Limited, Xerox Holdings (Bermuda) Limited and their respective subsidiaries are referred to as Xerox Limited.
   Investments in which we have a 20 to 50 percent ownership interest are generally accounted for on the equity method.
   Upon the sale of stock by a subsidiary, we recognize a gain or loss in our consolidated statement of operations equal to our proportionate share of the increase or decrease in the subsidiary's equity.
   For acquisitions accounted for by the purchase method, operating results are included in the consolidated statements of operations from the date of acquisition. See Note 4.

Earnings per Share. Basic earnings per share are based on net income less preferred stock dividend requirements divided by the average common shares outstanding during the period. Diluted earnings per share assume exercise of in-the-money stock options outstanding and full conversion of convertible debt and convertible preferred stock into common stock at the later of the beginning of the year or date of issuance, unless they are antidilutive.

Income (loss) from Continuing Operations before Income Taxes (Benefits), Equity Income and Minorities' Interests. Throughout these notes to consolidated financial statements, we refer to the effects of certain changes in estimates and other adjustments on Income (loss) from Continuing Operations before Income Taxes (Benefits), Equity Income and Minorities' Interests. For convenience and ease of reference, that financial statement caption is hereafter referred to as "pre-tax income (loss)."

Use of Estimates. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to: accounting for residual values; allocation of revenues and fair values in multiple element arrangements; allowance for doubtful accounts; inventory valuation; merger, restructuring and other related charges; asset impairments; depreciable lives of assets; useful lives of intangible assets and goodwill; pension assumptions; and tax valuation allowances. Future events and their effects can not be perceived with certainty. Accordingly our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes. Actual results could differ from those estimates.

Changes in Estimates. In the ordinary course of accounting for items such as revenue allocations and related estimated fair values in multiple element arrangements, allowances for doubtful accounts, inventory valuation, and residual values, among others, we make changes in estimates as appropriate in the circumstances. Such changes and refinements in estimation methodologies are reflected in reported results of operations and, if material, the approximate effects of changes in estimates are disclosed in the Notes to our Consolidated Financial Statements.

Accounting Changes-Accounting for Derivative Instruments. In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to recognize all derivatives as assets or liabilities measured at their fair value. Gains or losses resulting from changes in the fair value of derivatives would be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. SFAS No. 133, as amended, is effective for the Company as of January 1, 2001.
  With the adoption of SFAS No. 133, we will record a net cumulative after-tax charge of $2 in our statements of operations and a net cumulative after-tax loss of $19 in Accumulated Other Comprehensive Income. Further, as a result of recognizing all derivatives at fair value, including the differences between the carrying values and fair values of related hedged assets, liabilities and firm commitments, we will recognize a $403 increase in Total Assets and a $424 increase in Total Liabilities.
   We expect that the adoption of SFAS 133 will increase the future volatility of reported earnings and other comprehensive income. In general, the amount of volatility will vary with the level of derivative and hedging activities and the market volatility during any period.

Reclassifications. The FASB Emerging Issues Task Force (EITF) issued a pronouncement that requires a change in the way we classify shipping and handling costs billed to customers. Commencing in the fourth quarter of 2000, the EITF required that all amounts billed to a third party customer related to product shipping and handling must be classified as revenue, and costs incurred must be classified as an expense. Shipping and handling amounts billed to customers have historically been recorded as a reduction of cost of goods sold.
   Prior period financial statements have been reclassified to conform with the 2000 presentation.

Revenue Recognition. In the normal course of business the Company generates revenue through the sale of equipment, services, and supplies and income associated with the financing of its equipment sales. Revenue is recognized when earned. More specifically revenue related to the Company's sales of its products and services are as follows:

Equipment:
Revenues from the sale of equipment under installment arrangements, from sales-type leases or on credit are recognized at the time of sale or at the inception of the lease, respectively. For equipment sales which require the Company to install the product at the customer location, revenue is recognized when the equipment has been delivered to and installed at the customer location. Sales of customer installable and retail channels type products are recognized upon shipment. Revenues from equipment under other leases and similar arrangements are accounted for by the operating lease method and are recognized over the lease term.
   Sales of equipment subject to the Company's operating leases to third party finance companies (the counter-party) or through structured financings with third parties are recorded as sales at the time the equipment is accepted by the counter-party. The counter-party accepts the risks of ownership of the equipment. Remanufacturing and remarketing of off-lease equipment belonging to the counter-party is performed by the Company for a fee on a non-discriminatory basis. In North America these transactions are structured to provide cash proceeds up front from the counter-party versus collection over time. In Latin America the counter-party pays the Company a fixed amount each month, mitigating risk and variability from the cash flow stream.

Services:
Service revenues are derived primarily from maintenance contracts on our equipment sold to custom-ers and are recognized over the term of the contracts.

Supplies:
Supplies revenue generally is recognized upon shipment.

Financing:
Finance income is earned on an accrual basis under an effective annual yield method.

  The Company sells its equipment and services on a stand-alone basis and also enters into bundled arrangements which contain multiple deliverable elements. These multiple element arrangements typically include equipment, services, supplies and financing components for which the customer pays a single defined price for all elements. These arrangements typically also include a variable service component for copy volumes in excess of stated minimums. When separate prices are listed in these multiple element arrangements with our customers they may not be representative of the fair values of those elements because the prices of the different components of the arrangement may be altered in customer negotiations, although the aggregate consideration may remain the same. Therefore, revenues under these arrangements are allocated based upon estimated fair values of each element, in accordance with Generally Accepted Accounting Principles (GAAP). The fair value of each element is estimated based on a review of a number of factors including average selling prices for the elements when they are sold on a stand-alone basis. The average selling prices are based on management's best estimates of market conditions and competitive pricing considerations.
   The principal change in estimate relating to such revenue allocations among multiple elements is made with respect to the estimated fair value of those elements and their related margins. This is a significant factor considered in our revenue allocation process along with other factors, such as pricing changes and customer discounts, which also affect the overall allocation process. The effect of such changes in estimates of fair values and related margins in the years 2000, 1999 and 1998 was $193, $202, and $141, respectively, which generally resulted in increases of sales revenues and decreases to deferred elements of those arrangements. The net effects of such allocations when offset by corresponding decreases in the amortization of deferred revenues was to increase pre-tax income in 2000, 1999 and 1998 by $44, $102, and $101, respectively.
   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We conducted a review of our revenue recognition policies during the fourth quarter of our fiscal year ended December 31, 2000. We have determined that our policies are in conformance with SAB 101 in all material respects.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash on hand and investments with original maturities of three months or less.

Provisions for Losses on Uncollectible Receivables. The provisions for losses on uncollectible trade and finance receivables are determined principally on the basis of past collection experience.

Inventories. Inventories are carried at the lower of average cost or realizable values.
Buildings and Equipment and Equipment on Operating Leases. Our fixed assets are depreciated over their estimated useful lives. Equipment on operating leases is depreciated to its estimated residual value. Depreciation is computed using principally the straight-line method. Significant improvements are capitalized; maintenance and repairs are expensed. See Notes 7 and 8.

Goodwill. Goodwill represents the cost of acquired businesses in excess of the fair value of identifiable net assets purchased, and is amortized on a straight-line basis over periods ranging from 15 to 40 years. Goodwill is reported net of accumulated amortization, and the recoverability of the carrying value is evaluated on a periodic basis by assessing current and future levels of income and cash flows as well as other factors. Accumulated amortization at December 31, 2000 and 1999 was $220 and $176, respectively.

Classification of Commercial Paper and Bank Notes Payable. As of December 31, 2000, all indebtedness is classified as a short-term or long-term liability based upon its contractual maturity date. In prior years, it was our policy to classify as long-term debt that portion of commercial paper and notes payable that was intended to match fund finance receivables due after one year to the extent that we had the ability under our revolving credit agreement to refinance such commercial paper and notes payable on a long-term basis. See
Note 12.

Foreign Currency Translation. The functional currency for most foreign operations is the local currency. Net assets are translated at current rates of exchange, and income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded in Accumulated Other Comprehensive Income. The U.S. dollar is used as the functional currency for certain subsidiaries that conduct their business in U.S. dollars or operate in hyperinflationary economies. A combination of current and historical exchange rates is used in remeasuring the local currency transactions of these subsidiaries, and the resulting exchange adjustments are included in income. Aggregate foreign currency gains/(losses) were $99, $(1) and $(29) in 2000, 1999 and 1998, respectively, and are included in Other, net in the consolidated statements of operations.

Stock-Based Compensation. The Company follows the intrinsic value-based method of accounting for its stock-based compensation.

 2.  Restatement

We have restated our Consolidated Financial Statements for the fiscal years ended December 31, 1999 and 1998 as a result of two separate investigations conducted by the Audit Committee of the Board of Directors. These investigations involved previously disclosed issues in our Mexico operations and a review of our accounting policies and procedures and application thereof. As a result of these investigations, it was determined that certain accounting practices and the application thereof misapplied GAAP and certain accounting errors and irregularities were identified. The Company has corrected the accounting errors and irregularities in its Consolidated Financial Statements. The Consolidated Financial Statements have been adjusted as follows:
   In fiscal 2000 the Company had initially recorded charges totaling $170 ($120 after taxes) which arose from imprudent and improper business practices in Mexico that resulted in certain accounting errors and irregularities. Over a period of years, several senior managers in Mexico had collaborated to circumvent certain of Xerox's accounting policies and administrative procedures. The charges related to provisions for uncollectible long-term receivables, the recording of liabilities for amounts due to concessionaires and, to a lesser extent, for contracts that did not fully meet the requirements to be recorded as sales-type leases. The investigation of the accounting issues discovered in Mexico has been completed. The Company has restated its prior year Consolidated Financial Statements to reflect reductions to pre-tax income of $53 and $13 in 1999 and 1998, respectively. It is not practical to determine what portion, if any, of the approximate remaining $101 of the Mexican charge reflected in adjusted 2000 results of operations relates to prior years.
  In connection with our acquisition of the remaining 20 percent of Xerox Limited from Rank Group, Plc in 1997, we recorded a liability of $100 for contingencies identified at the date of acquisition. During 1998, we determined that the liability was no longer required. During 1998 and 1999, we charged to the liability certain expenses incurred as part of the consolidation of our European back-office operations. This reversal should have been recorded as a reduction of Goodwill and Deferred tax assets. Therefore, we have restated our previously reported Consolidated Financial Statements to reflect decreases of $67 to Goodwill and $33 of Deferred tax assets and increases in Selling, administrative and general expenses of $76 in 1999 and $24 in 1998.
   In addition to the above items, we have made adjustments in connection with certain misapplications of GAAP under SFAS No. 13, "Accounting for Leases." These adjustments primarily relate to the accounting for lease modifications and residual values as well as certain other items.
   The following table presents the effects of all of the aforementioned adjustments on pre-tax income (loss).

                                            Year Ended December 31,
                                              2000     1999    1998
             ------------------------------------------------------
             Increase (decrease) to pre-tax
             income (loss):
               Mexico                         $ 69   $ (53)  $ (13)
               Rank Group acquisition            6     (76)    (24)
               Lease issues, net                87      83    (165)
               Other, net                       10     (82)     18
             ------------------------------------------------------
             Total                            $172   $(128)  $(184)
             ------------------------------------------------------

   These adjustments resulted in the cumulative net reduction of Common shareholders' equity and Consolidated Tangible Net Worth (as defined in our $7 Billion Revolving Credit Agreement) of $137 and $76, respectively, as of December 31, 2000.
  Retained earnings at December 31, 1997 was restated from $3,960 to $3,852 as a result of the effect of these aforementioned adjustments on years prior to 1998.
   The following tables present the impact of the adjustments and restatements on a condensed basis.

                                                      Amount
                                                  Previously             As
                                                    Reported       Adjusted
                                                    --------       --------
    (in millions, except per share amounts)
    Year ended December 31, 2000:*
    Statement of operations:
       Revenues                                     $ 18,632       $ 18,701
       Costs and expenses                             19,188         19,085
       Income (loss) from continuing
        operations                                      (384)          (257)
       Basic loss per share                         $  (0.63)      $  (0.44)
       Diluted loss per share                       $  (0.63)      $  (0.44)
    Balance Sheet:
       Current finance receivables, net             $  5,141       $  5,097
       Inventories, net                                1,930          1,932
      Equipment and operating leases, net                717            724
        Deferred taxes and
        other current assets                           1,284          1,247
       Finance receivables due after one year,
        net                                            8,035          7,957
       Intangible and other assets, net                3,062          3,061
       Goodwill, net                                   1,639          1,578
       Other current liabilities                       1,648          1,630
       Deferred taxes and other liabilities            1,933          1,876
       Common shareholders' equity                     3,630          3,493

                                                         Amount
                                                     Previously       As
                                                       Reported Restated
                                                     ---------- --------
        (in millions, except per share amounts)
        Year ended December 31, 1999:**
        Statement of operations:
           Revenues                                     $19,548  $19,567
           Costs and expenses                            17,512   17,659
           Income (loss) from continuing
            operations                                    1,424    1,339
           Basic earnings per share                     $  2.09  $  1.96
           Diluted earnings per share                   $  1.96  $  1.85
        Balance Sheet:
           Accounts receivable, net                     $ 2,622  $ 2,633
           Current finance receivables, net               5,115    4,961
           Inventories, net                               2,285    2,290
           Equipment and operating leases, net              676      695
           Finance receivables due after one year,
            net                                           8,203    8,058
           Intangible and other assets, net               2,831    2,810
           Goodwill, net                                  1,724    1,657
           Other current liabilities                      2,163    2,176
           Deferred taxes and other liabilities           2,623    2,521
           Common shareholders' equity                    4,911    4,648
        Year ended December 31, 1998:**
        Statement of operations:
           Revenues                                     $19,747  $19,593
           Costs and expenses                            18,984   19,014
           Income (loss) from continuing
            operations                                      585      463
           Basic earnings per share                     $  0.82  $  0.63
           Diluted earnings per share                   $  0.80  $  0.62

 * As reported in the Company's unaudited financial statements included in its report on Form 8-K dated April 19, 2001.
** Revenues and costs and expenses have been reclassified to reflect the Change in classification of shipping and handling costs as discussed in Note 1.

 3.  Restructuring

March 2000 Restructuring. In March 2000, we announced details of a worldwide restructuring program. In connection with this program, we initially recorded a pre-tax provision of $596 ($423 after taxes, including our $18 share of a restructuring provision recorded by Fuji Xerox, an unconsolidated affiliate). The $596 pre-tax charge included severance costs related to the elimination of 5,200 positions worldwide. Approximately 65 percent of the positions to be eliminated are in the U.S., 20 percent are in Europe, and the remainder are predominantly in Latin America. The employment reductions primarily affected employees in manufacturing, logistics, customer service and back office support functions. For facility fixed assets to be disposed of, the impairment loss recognized is based on the fair value less cost to sell, with fair value based on estimates of existing market prices for similar assets. The inventory charges relate primarily to the consolidation of distribution centers and warehouses and the exit from certain product lines.
  Included in the original provision were reserves related to the incurrence of liabilities due to various third parties and several asset impairment charges. Liabilities recorded for lease cancellation and other costs originally aggregated $51 and included $32 for various contractual commitments, other than facility occupancy leases, that will be terminated early as a result of the restructuring. The commitments include cancellation of supply contracts and outsourced vendor contracts. Included in the asset impairment charge of $71 was: $44 for machinery and tooling for products that were discontinued or will be alternatively sourced; $7 for leasehold improvements at facilities that will be closed; and $20 of sundry surplus assets, individually insignificant, from various parts of our business. These impaired assets were primarily located in the U.S. and the related product lines generated an immaterial amount of revenue. Approxi-mately $71 of the $90 of inventory charges related to excess inventory in many product lines created by the consolidation of distribution centers and warehouses. The remainder was primarily related to the transition to inkjet technology in our wide format printing business.
  Weakening business conditions and operating results during 2000 required a re-evaluation of the initiatives announced in March 2000. As a result, we were unable to, and do not expect to, complete certain actions originally contemplated at the time that the March 2000 restructuring provision was recorded. Accordingly, during the fourth quarter of 2000, and in connection with the turnaround program discussed below, $71 ($47 after taxes), $59 related to severance costs for 1,000 positions and $12 related to lease cancellation and other costs, of the original $596 provision, was reversed. The reversals primarily relate to delays in the consolidation and outsourcing of certain of our warehousing and logistics operations and the cancellation of certain European initiatives no longer necessary as a result of higher than expected attrition.
  As of December 31, 2000, approximately 2,400 employees have left the Company under the March 2000 restructuring program.

Turnaround Program. During 2000, the significant business challenges that we began to experience in the second half of 1999 continued to adversely affect our financial performance. These challenges include: the ineffective execution of a major sales force realignment, the ineffective consolidation of our U.S. customer administrative centers, increased competition and adverse economic conditions.
  These operational challenges, exacerbated by significant technology and acquisition investments, have led to a net loss in 2000, credit rating agency downgrades, limited access to capital markets and market-place concerns regarding our liquidity. In response to these challenges, in October 2000, we announced a turnaround program which includes a wide-ranging plan to sell assets, cut costs and strengthen core operations. Additionally, we are exploring alternatives to provide financing for customers in a manner that does not involve the Xerox balance sheet, and over time will provide financing for customers using third parties. As more fully discussed in Note 5, in December 2000, we sold our operations in China to Fuji Xerox for $550. We are engaged in other activities which will enhance our liquidity. These activities include asset sales, strategic alliances, and the sale or outsourcing of certain manufacturing operations. It is expected that in most cases asset sales will result in a gain.
  Regarding the cost reductions, we are in the process of finalizing plans designed to reduce costs by at least $1.0 billion annually. In connection therewith, during the fourth quarter of 2000, we recorded an additional pre-tax restructuring provision totaling $105 ($87 after taxes, including our $19 share of an additional provision recorded by Fuji Xerox) in connection with finalized initiatives under the turnaround program. This charge included estimated costs of $71 for severance costs associated with work force reductions related to the elimination of 2,300 positions worldwide and $34 of asset impairments associated with the disposition of a non-core business. The severance costs relate to further streamlining of existing work processes, elimination of redundant resources and the consolidation of existing activities into other existing operations.
  The following table summarizes the status of the March 2000 restructuring reserve and the turnaround program:

                                                               Charges
                                       Original                Against    12/31/00
                                        Reserve   Reversals    Reserve     Balance
           -----------------------------------------------------------------------
           March 2000 restructuring:
           Cash charges
           Severance and
              related costs               $ 384      $ (59)      $(130)      $ 195
           Lease cancellation
              and other costs                51        (12)        (19)         20
           -----------------------------------------------------------------------
              Subtotal                      435        (71)       (149)        215
           Non-cash charges
           Asset impairment                  71          -         (71)          -
           Inventory charges                 90          -         (90)          -
           -----------------------------------------------------------------------
              Subtotal                      161          -        (161)          -
           Currency changes                   -          -          (6)         (6)
           -----------------------------------------------------------------------
           Subtotal                         596        (71)       (316)        209
           -----------------------------------------------------------------------
           Turnaround Program:
           Severance and
              related costs                  71          -           -          71
           Asset impairment                  34          -         (34)          -
           -----------------------------------------------------------------------
              Subtotal                      105          -         (34)         71
           -----------------------------------------------------------------------
           Total                          $ 701      $ (71)      $(350)      $ 280
           -----------------------------------------------------------------------

   With respect to the March 2000 restructuring program as of March 31, 2001, the remaining liability is $131. All remaining liabilities represent committed obligations of the Company to be paid primarily during 2001 and are included in the caption Other current liabilities in the consolidated balance sheet.

   1998 Restructuring. In 1998, we announced a worldwide restructuring program. In connection with this program, we recorded a pre-tax provision of $1,644.
   As of December 31, 2000, this program has been substantially completed and the remaining liability balance is $107 after fourth quarter reversals of $11. The remaining liability is for salary continuance payments and the runoff of lease cancellation payments. There were no material changes to the program since its announcement in April 1998. The remaining liability is fully committed and the majority will be utilized throughout 2001.

 4.  Acquisitions

In January 2000, we and Fuji Xerox completed the acquisition of the Color Printing and Imaging Division of Tektronix, Inc. (CPID). The aggregate consideration paid of $925 in cash, which includes $73 paid directly by Fuji Xerox, is subject to certain post-closing adjustments. CPID manufactures and sells color printers, ink and related products, and supplies. The acquisition was accounted for in accordance with the purchase method of accounting.
   The excess of cash paid over the fair value of net assets acquired has been allocated to identifiable intangible assets and goodwill using a discounted cash flow approach by an independent appraiser. The value of the identifiable intangible assets includes $27 for purchased in-process research and development which was written off in 2000. This charge represents the fair value of certain acquired research and development projects that were determined not to have reached technological feasibility as of the date of the acquisition and was determined based on a methodology that focused on the after-tax cash flows of the in-process products and the stage of completion of the individual research and development projects. Other identifiable intangible assets are exclusive of intangible assets acquired by Fuji Xerox, and include the installed customer base ($209), the distribution network ($123), the existing technology ($103), the workforce ($71), and trademarks ($23). These identifiable assets are included in Intangibles and other assets in the Consolidated Balance Sheets.

The remaining excess has been assigned to Goodwill, however such amount may be affected by any post-closing adjustments which could potentially reduce the purchase price.
   Other identifiable intangible assets and Goodwill are being amortized on a straight-line basis over their estimated useful lives which range from 7 to 25 years.
   In connection with the CPID acquisition we recorded approximately $45 for anticipated costs associated with exiting certain activities of the acquired operations. These activities include: the consolidation of duplicate distribution facilities; the rationalization of the service organization; and the exiting of certain lines of the CPID business. The costs associated with these activities include inventory write-offs, severance charges, contract cancellation costs and fixed asset impairment charges. We expect these actions to be completed in 2001.
   In August 1999, we purchased the OmniFax division from Danka Business Systems for $45 in cash. OmniFax is a supplier of business laser multifunction fax systems. The acquisition resulted in goodwill of approximately $22 (including transaction costs), which is being amortized over 15 years.
   Also during 1999, we paid $62 to increase our ownership in our India operations from approximately 40 percent to 68 percent. This transaction resulted in additional goodwill of $48, which is being amortized over 40 years.
  In May 1998, we acquired XLConnect Solutions, Inc., an information technology services company, and its parent company, Intelligent Electronics, Inc., for $413 in cash. The transaction resulted in goodwill of $395, which is being amortized over 25 years. The Company is continuing to integrate XLConnect Solutions Inc. with its Industry Solutions business segment. This integration is designed to increase the revenue of our industry solutions operations, and to achieve cost savings and synergies. While this integration is taking longer than originally anticipated, the Company believes that events and changes in circumstances since the acquisition do not presently indicate an impairment of goodwill. However, the Company intends to continue the integration efforts and will perform an assessment of the recoverability of goodwill should circumstances change.

 5.  Divestitures

In December 2000 we sold our China operations to Fuji Xerox for $550. In connection with the sale, Fuji Xerox assumed $118 of indebtedness. The pre-tax gain recorded in the fourth quarter of 2000, was $200.
   In June 2000, we sold the U.S. and Canadian commodity paper business, including an exclusive license for the Xerox brand, to Georgia Pacific and recorded a pre-tax gain of approximately $40 which is included in Other, net. In addition to the proceeds from the sale of the business, the Company will receive royalty payments on future sales of Xerox branded commodity paper by Georgia Pacific and will earn commissions on Xerox originated sales of commodity paper as an agent for Georgia Pacific.
  In April 2000, we sold a 25 percent ownership interest in our wholly owned subsidiary, ContentGuard, to Microsoft, Inc. for $50 and recognized a pre-tax gain of $23, which is included in Other, net. An additional pre-tax gain of $27 was deferred, pending the resolution of certain performance criteria, and is included in Unearned income in the Consolidated Balance Sheets. In connection with the sale, ContentGuard also received $40 from Microsoft for a non-exclusive license of its patents and other intellectual property and a $25 advance against future royalty income from Microsoft on sales of products incorporating ContentGuard's technology. The license payment is being amortized over the life of the license agreement of 10 years and the royalty advance will be recognized in income as earned.

 6.  Receivables, Net

Finance Receivables. Finance receivables result from installment arrangements and sales-type leases arising from the marketing of our business equipment products. These receivables generally mature over two to five years and are typically collateralized by a security interest in the underlying assets. The components of Finance receivables, net at December 31, 2000, 1999 and 1998 follow:

                                             2000     1999     1998
             ------------------------------------------------------
             Gross receivables           $14,556  $14,478  $15,957
             Unearned income              (1,733)  (1,733)  (2,185)
             Unguaranteed residual
                values                       681      697      617
             Allowance for doubtful
                accounts                    (450)    (423)    (441)
             ------------------------------------------------------
             Finance receivables, net     13,054   13,019   13,948
             Less current portion          5,097    4,961    5,055
             ------------------------------------------------------
             Amounts due after one year,
                net                      $ 7,957  $ 8,058  $ 8,893
             ------------------------------------------------------

   Contractual maturities of our gross finance receivables subsequent to December 31, 2000 follow:

                    2001   2002   2003   2004 2005 Thereafter
                  -------------------------------------------
                  $5,654 $3,980 $2,706 $1,580 $540        $96
                  -------------------------------------------

   Experience has shown that a portion of these finance receivables will be prepaid prior to maturity. Accordingly, the preceding schedule of contractual maturities should not be considered a forecast of future cash collections.
   Unguaranteed residual values are assigned primarily to our high volume copying, printing and production publishing products. The assigned values are generally established in order to result in a normal profit margin in the subsequent transaction.
   In September 2000, we transferred $457 of finance receivables to a special purpose entity for cash proceeds of $411 and a retained interest of $46. The transfer agreement includes a repurchase option; accordingly the proceeds were accounted for as a secured borrowing. At December 31, 2000 the balance of receivables transferred was $411 and is included in Finance receivables, net in the Consolidated Balance Sheets. The remaining secured borrowing balance of $325 is included in Debt.
   In 1999, we sold $1,495 of finance receivables and recorded a net increase in finance income of approximately $17 which includes the unfavorable flow-through impacts. The retained interests remaining from these sales were not material at December 31, 2000.
   Beginning in 1999 several Latin American affiliates entered into certain structured transactions involving contractual arrangements which transferred the risks of ownership of equipment subject to operating leases to third party finance companies, who are obligated to pay the Company a fixed amount each month. The Company accounts for these transactions similar to its sales-type leases. These transactions resulted in sales of $126 and $280 in 2000 and 1999, respectively. The contribution to Pre-tax income resulting from these transactions was $92 and $155 in 2000 and 1999, respectively.

Finance Interest Rates
   Financing income is determined by the discount rate applied to minimum contract payments, excluding service and supplies, used in the estimation of the fair value of the equipment. Finance interest rates include the aforementioned discount rates in customer arrangements, as well as related sources of income. Over the years, the Company's finance interest rates have changed as a result of a number of factors including money market conditions; the economic environment; debt coverage; return on equity; debt to equity ratios and other external factors which are particularly relevant to our financing business. During the period of 1998 to 2000 such finance interest rates as a percentage of the average finance receivables portfolio and the Company's average cost of funds used in our customer financing activities were:

                                                2000   1999   1998
                 -------------------------------------------------
                 Average Finance Interest Rates 8.3%   9.2%   9.3%
                 -------------------------------------------------
                 Average Cost of Funds          5.4%   4.7%   5.1%
                 -------------------------------------------------

  In line with market comparables, the Company's financing operations are targeted to achieve a 15 percent return on equity. The Company periodically reviews, and may change, the discount rates in order to be consistent with this objective and to reflect the estimated fair value of the financing component in its lease arrangements. Changes in the rate applied to a bundled arrangement may affect one or more elements of the arrangement. In general, the following changes in discount rates are reflected as reciprocal changes in equipment revenues, partially offset by the resulting change in customer finance income.
   Such changes in accounting estimate had the following approximate effects on pre-tax income (loss):

                  Increase/(Decrease)           2000   1999   1998
                  ------------------------------------------------
                  Effect of changes in discount
                     rates/1/                    $24   $101   $128
                  ------------------------------------------------

/1/ Represents the impact of changes in customer finance rate estimates net of amortization of the related cumulative unearned income effects.

Accounts Receivable. In 2000, we entered into agreements to sell, on an ongoing basis, a defined pool of accounts receivable to special purpose entities. At December 31, 2000, the total pool of accounts receivable transferred was approximately $900. The special purpose entities, in turn, sell participating interests in such accounts receivable to investors up to a maximum amount of $330. Under the terms of the agreement, new receivables are added to the pool as collections reduce previously sold accounts receivable. Investors have a priority collection interest in the entire pool of receivables, and as a result, we have retained credit risk to the extent the pool exceeds the amount sold to investors. We continue to service the receivables on behalf of the special purpose entities and receive a servicing fee adequate to compensate for our responsibilities.
  At December 31, 2000, $328 in net proceeds were received from sales of participating interests to investors and were recorded as a reduction in Accounts receivable, net in the Consolidated Balance Sheets. The earnings impact related to the receivables sold under these agreements was not material.

  Our retained interests, which are included in Accounts receivable, net, are recorded at fair value using estimates of dilution based on historical experience. These estimates are adjusted regularly based on actual experience with the pool, including defaults and credit deterioration.
  If historical dilution percentages were to increase one percentage point, the value of the Company's retained interest would be reduced by approximately $9.
  Allowances for doubtful accounts on our accounts receivable balances at December 31, 2000, 1999 and 1998 amounted to $282, $137 and $102, respectively.

 7.  Inventories and Equipment on Operating Leases, Net

The components of inventories at December 31, 2000, 1999 and 1998 follow:

                  2000      1999     1998
-----------------------------------------
Finished goods  $1,439    $1,805   $1,929
Work in process    147       122      111
Raw materials      346       363      464
-----------------------------------------
Inventories     $1,932    $2,290   $2,504
-----------------------------------------

  Equipment on operating leases and similar arrangements consists of our business equipment products that are rented to customers and are depreciated to estimated residual value. Equipment on operating leases and the related accumulated depreciation at December 31, 2000, 1999 and 1998 follow:

                                   2000     1999     1998
---------------------------------------------------------
Equipment on operating leases    $2,124   $1,777   $2,057
Less: Accumulated depreciation    1,400    1,082    1,260
---------------------------------------------------------
Equipment on operating leases,
   net                           $  724   $  695   $  797
---------------------------------------------------------

   We sold equipment subject to operating leases and similar arrangements to third party finance companies for cash in the amounts of $22, $120 and $74 in 2000, 1999 and 1998, respectively. The contribution to Pre-tax income resulting from these transactions was $9, $65 and $24 in 2000, 1999 and 1998, respectively.
  Depreciable lives vary from two to four years. Our business equipment operating lease terms vary, generally from 12 to 36 months. Scheduled minimum future rental revenues on operating leases with original terms of one year or longer are:


   2001    2002    2003    Thereafter
--------------------------------------
   $320    $151     $71           $43
--------------------------------------

  Total contingent rentals, principally usage charges in excess of minimum allowances relating to operating leases, for the years ended December 31, 2000, 1999 and 1998 amounted to $120, $163 and $161, respectively.

 8.  Land, Buildings and Equipment, Net

The components of land, buildings and equipment, net at December 31, 2000, 1999 and 1998 follow:

                        Estimated
                           Useful
                            Lives
                          (Years)   2000   1999   1998
------------------------------------------------------
Land                              $   70 $   66 $   80
Buildings and building
   equipment             25 to 50  1,064  1,087    973
Leasehold
   improvements        Lease term    426    434    425
Plant machinery           4 to 12  1,981  1,897  1,926
Office furniture
   and equipment          3 to 15  1,304  1,339  1,299
Other                     3 to 20    199    235    260
Construction in
   progress                          295    328    283
------------------------------------------------------
Subtotal                           5,339  5,386  5,246
------------------------------------------------------
Less accumulated
   depreciation                    2,844  2,930  2,880
------------------------------------------------------
Land, buildings and
   equipment, net                 $2,495 $2,456 $2,366
------------------------------------------------------

   We lease certain land, buildings and equipment, substantially all of which are accounted for as operating leases. Total rent expense under operating leases for the years ended December 31, 2000, 1999 and 1998 amounted to $344, $397 and $436, respectively. Future minimum operating lease commitments that have remaining non-cancelable lease terms in excess of one year at December 31, 2000 follow:

   2001   2002   2003   2004   2005   Thereafter
-------------------------------------------------
   $290   $238   $193   $155   $132         $426
-------------------------------------------------

   In certain circumstances, we sublease space not currently required in operations. Future minimum - sub-lease income under leases with non-cancelable terms in excess of one year amounted to $50 at December 31, 2000.
   In 1994, we awarded a contract to Electronic Data Systems Corp. (EDS) to operate our worldwide data processing and telecommunications network through the year 2004. Xerox has the right to terminate this agreement with six months' notice to EDS. Minimum payments due EDS under the contract follow:

   2001         2002    2003    2004
-------------------------------------
   $217         $198    $183     $95
-------------------------------------

  9. Investments in Affiliates, at Equity

Investments in corporate joint ventures and other companies in which we generally have a 20 to 50 percent ownership interest at December 31, 2000, 1999 and 1998 follow:

                             2000   1999   1998
-----------------------------------------------
Fuji Xerox                 $1,259 $1,513 $1,354
Other investments             103    102    102
-----------------------------------------------
Investments in affiliates,
   at equity               $1,362 $1,615 $1,456
-----------------------------------------------

   Xerox Limited owned 50 percent of the outstanding stock of Fuji Xerox, a corporate joint venture with Fuji Photo Film Co., Ltd. (Fujifilm) at December 31, 2000. See Note 20. Fuji Xerox is headquartered in Tokyo and operates in Japan and other areas of the Pacific Rim, Australia and New Zealand. Condensed financial data of Fuji Xerox for its last three fiscal years follow:

                                2000   1999   1998
--------------------------------------------------
Summary of Operations
Revenues                      $8,401 $7,751 $6,809
Costs and expenses             8,115  7,440  6,506
--------------------------------------------------
Income before income taxes       286    311    303
Income taxes                     146    201    195
--------------------------------------------------
Net income                    $  140 $  110 $  108
--------------------------------------------------
Balance Sheet Data
Assets
Current assets                $3,162 $3,521 $2,760
Non-current assets             3,851  3,521  3,519
--------------------------------------------------
Total assets                  $7,013 $7,042 $6,279
--------------------------------------------------
Liabilities and Shareholders'
   Equity
Current liabilities           $3,150 $2,951 $2,628
Long-term debt                   445    297    234
Other non-current liabilities    852    951    895
Shareholders' equity           2,566  2,843  2,522
--------------------------------------------------
Total liabilities and
   shareholders' equity       $7,013 $7,042 $6,279
--------------------------------------------------

 10. Segment Reporting

In the first quarter of 2000, we completed the realignment of our operations to better align the Company to serve its diverse customers/distribution channels and to provide an industry-oriented focus for global document services and solutions. As a result of this realignment, our reportable segments have been revised accordingly and are as follows: Industry Solutions, General Markets, Developing Markets and Other businesses.
   The Industry Solutions operating segment (ISO) covers the direct sales and service organizations in North America and Europe. It is organized around key industries and focused on providing our largest customers with document solutions consisting of hardware, software and services, including document outsourcing, systems integration and document consulting.
   The General Markets operating segment (GMO) includes sales agents in North America, concessionaires in Europe and our Channels Group which includes retailers and resellers. It is responsible for increasing penetration of the general market space, including small office solutions, products for networked work group environments and personal/ home office products. In addition, it has responsibility for product development and acquisition for its markets, providing customer and channel-ready products and solutions.
   The Developing Markets operating segment (DMO) includes operations in Latin America, Russia, India, the Middle East and Africa. It takes advantage of growth opportunities in emerging markets/countries around the world, building on the leadership Xerox has already established in a number of those markets.
   Other businesses includes several units, none of which met the thresholds for separate segment reporting. The revenues included in this group are primarily from Xerox Supplies Group (XSG) and Xerox Engineering Systems (XES) and corporate inter-segment eliminations.
   All corporate and shared service unit expenses, including interest and depreciation, have been allocated to the operating segments.
   Other businesses' total assets include XES, XSG, deferred tax assets, which have not been allocated, the investment in Fuji Xerox and the remaining investments in discontinued operations. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.
   It is not practicable to discern the segment information for 1998 for the above segments due to internal reorganizations. Accordingly, 1998 realigned segment amounts have not been presented.

Operating segment profit or loss information for the years ended December 31, 2000 and 1999 for our realigned segments is as follows:

                                                        Industry General Developing      Other
                                                       Solutions Markets    Markets Businesses   Total
------------------------------------------------------------------------------------------------------
2000
Information about profit or loss
   Revenues from external customers                     $ 8,619  $4,827     $2,533     $1,798  $17,777
   Finance income                                           529     238        157          -      924
   Intercompany revenues                                     38     215          -       (253)       -
      Total segment revenues                              9,186   5,280      2,690      1,545   18,701
   Depreciation and amortization                            584     227        132          5      948
   Interest expense                                         584     272        165         10    1,031
   Segment profit (loss)/1/                                 110    (126)      (116)       194       62
   Earnings (loss) of non-consolidated affiliates/2/         (1)      -          -         99       98
Information about assets
   Investments in non-consolidated affiliates                16       -          7      1,339    1,362
   Total assets                                          18,662   3,129      4,470      3,214   29,475
   Capital expenditures                                     184     137         79         52      452
1999/3/
Information about profit or loss
   Revenues from external customers                     $ 9,463  $4,489     $2,542     $1,992  $18,486
   Finance income                                           622     249        210          -    1,081
   Intercompany revenues                                     60     132          -       (192)       -
      Total segment revenues                             10,145   4,870      2,752      1,800   19,567
   Depreciation and amortization                            486     182        106          5      779
   Interest expense                                         488     189        120          6      803
   Segment profit                                         1,328     162        214        204    1,908
   Earnings (loss) of non-consolidated affiliates             4       -         (5)        69       68
Information about assets
   Investments in non-consolidated affiliates                25       -          8      1,582    1,615
   Total assets                                          18,487   1,703      4,636      3,705   28,531
   Capital expenditures                                     300     153         94         47      594
------------------------------------------------------------------------------------------------------

/1/ Segment profit (loss) excludes the impact of the 2000 restructuring charge
    $(619), the purchased in-process research and development $(27), and the gain on sale of our China operations $200.
/2/ Excludes our $37 share of a restructuring charge recorded by Fuji Xerox. /3/ 1999 amounts as restated, see Note 2.

Products and services and geographic area data follow:

                                                                       Revenues
---------------------------------------------------------------------------------------
                                                                   2000    1999    1998
---------------------------------------------------------------------------------------
Information about products and services
   Black and white office and small office/home office (SOHO)   $ 7,410 $ 8,150 $ 8,384
   Black and white production                                     4,940   5,904   5,954
   Color copying and printing                                     2,897   1,851   1,726
   Other products and services                                    3,454   3,662   3,529
---------------------------------------------------------------------------------------
Total                                                           $18,701 $19,567 $19,593
---------------------------------------------------------------------------------------

                                          Revenues          Long-Lived Assets
-------------------------------------------------------------------------------
                                      2000    1999    1998   2000   1999   1998
-------------------------------------------------------------------------------
Information about Geographic Areas
United States                      $10,397 $10,585 $10,211 $2,282 $2,228 $2,085
Europe                               4,870   5,414   5,237    968    616    503
Other Areas                          3,434   3,568   4,145    600    751    804
-------------------------------------------------------------------------------
Total                              $18,701 $19,567 $19,593 $3,850 $3,595 $3,392
-------------------------------------------------------------------------------

Operating segment profit or loss information, using the prior years' basis of presentation, for the years ended December 31, 2000, 1999, and 1998 is as follows:

                                                                         Paper
                                                            Core   Fuji    and
                                                        Business  Xerox  Media   Other   Total
----------------------------------------------------------------------------------------------
2000
Information about profit or loss
   Revenues from external customers                     $14,493       - $1,156 $2,128  $17,777
   Finance income                                           918       -      -      6      924
   Intercompany revenues                                   (294)      -      -    294        -
      Total segment revenues                             15,117       -  1,156  2,428   18,701
   Depreciation and amortization                            943       -      -      5      948
   Interest expense                                       1,031       -      -      -    1,031
   Segment profit (loss) /1/                                352       -     85   (375)      62
   Earnings (loss) of non-consolidated affiliates /2/         4  $  107      -    (13)      98
Information about assets
   Investments in non-consolidated affiliates                71   1,259      -     32    1,362
   Total assets                                          26,224   1,259     69  1,923   29,475
   Capital expenditures                                     430       -      -     22      452
----------------------------------------------------------------------------------------------
1999/4/
Information about profit or loss
   Revenues from external customers                     $15,501       - $1,148 $1,837  $18,486
   Finance income                                         1,071       -      -     10    1,081
   Intercompany revenues                                   (206)      -      -    206        -
      Total segment revenues                             16,366       -  1,148  2,053   19,567
   Depreciation and amortization                            774       -      -      5      779
   Interest expense                                         803       -      -      -      803
   Segment profit (loss)                                  1,886       -     62    (40)   1,908
   Earnings of non-consolidated affiliates                   13  $   55      -      -       68
Information about assets
   Investments in non-consolidated affiliates               102   1,513      -      -    1,615
   Total assets                                          25,036   1,513     86  1,896   28,531
   Capital expenditures                                     580       -      -     14      594
----------------------------------------------------------------------------------------------
1998/4/
Information about profit or loss
   Revenues from external customers                     $15,623       - $1,162 $1,666  $18,451
   Finance income                                         1,133       -      -      9    1,142
   Intercompany revenues                                   (326)      -      -    326        -
      Total segment revenues                             16,430       -  1,162  2,001   19,593
   Depreciation and amortization                            709       -      -     18      727
   Interest expense                                         749       -      -      -      749
   Segment profit (loss)/3/                               2,240       -     58    (75)   2,223
   Earnings of non-consolidated affiliates/2/                19  $   72      -      1       92
Information about assets
   Investments in non-consolidated affiliates                81   1,354      -     21    1,456
   Total assets                                          25,842   1,354     84  2,348   29,628
   Capital expenditures                                     539       -      -     27      566
----------------------------------------------------------------------------------------------

/1/ Segment profit (loss) excludes the impact of the 2000 restructuring charge $(619), the purchased in-process research and development $(27), and the gain on sale of our China operations $200.
/2/ Excludes our $37 and $18 share of a restructuring charge recorded by Fuji Xerox in 2000 and 1998, respectively.
/3/ Segment profit (loss) excludes the impact of the 1998 restructuring charge of $1,644.
/4/  1999 and 1998 amounts as restated, see Note 2.

 11. Discontinued Operations

Our remaining investment in our Insurance and Other Financial Services (IOFS) and Third-Party Financing and Real Estate discontinued businesses is included in the Consolidated Balance Sheets at December 31, 2000 and 1999 as follows:

Balance Sheet Caption                2000         1999
------------------------------------------------------
Intangible and other assets          $534       $1,130
Long-term debt                          -           50
Deferred taxes and other liabilities    -          378
------------------------------------------------------
Net investment                       $534       $  702
------------------------------------------------------

The majority of the remaining investment relates to a $462 performance-based instrument received from the sale of one of the Talegen Holdings, Inc. (Talegen) insurance companies, The Resolution Group, Inc. (TRG). The instrument is Class 2 preferred stock of TRG. TRG has two classes of stock outstanding. The Class 1 shares are 100 percent owned by Fairfax Financial Holdings Limited, one of the largest insurers in North America. We own substantially all of the Class 2 shares. The terms of the performance criteria relate to TRG's available cash flow as defined. Commencing in January 2001, the Class 2 shareholders are entitled to receive 72.5 percent of the available cash and the Class 1 holder receives the remaining 27.5 percent. An initial distribution of $4 was received by us in January 2001. Current projections indicate that we expect to fully recover the remaining $458 by 2018.
   Xerox Financial Services, Inc. (XFSI), a wholly owned subsidiary, continues to provide aggregate excess of loss reinsurance coverage (the Reinsurance Agreements) to one of the former Talegen units and TRG through Ridge Reinsurance Limited (Ridge Re), a wholly owned subsidiary of XFSI. The coverage limits for these two remaining Reinsurance Agreements total $578.
   Both the Company and XFSI have guaranteed that Ridge Re will meet all of its financial obligations under the two remaining Reinsurance Agreements. In April 2001 we replaced $660 of letters of credit, which supported Ridge Re ceded reinsurance obligations, with trusts which include the Ridge Re investment portfolio of $405 plus approximately $255 in cash. These trusts are required to provide security with respect to aggregate excess of loss reinsurance obligations under the two remaining Reinsurance Agreements.

 12. Debt

Short-Term Debt. Short-term borrowings data at December 31, 2000 and 1999 follow:

                                   Weighted Average
                                  Interest Rates at
                                           12/31/00   2000   1999
               --------------------------------------------------
               Notes payable                 10.20% $  169 $    -
               Commercial paper               7.01     141      -
               --------------------------------------------------
               Total short-term
                  debt                                 310      -
               Current maturities
                  of long-term
                  debt                               2,383  3,957
               --------------------------------------------------
               Total                                $2,693 $3,957
               --------------------------------------------------

Debt classification. Prior to the year 2000 we had employed a match funding policy for customer financing assets and related liabilities. Under this policy, the interest and currency characteristics of the indebtedness were, in most cases, matched to the interest and currency characteristics of the finance receivables. At December 31, 1999, our debt was classified based on the expected date of repayment of such indebtedness in accordance with our match funding policy. Further, at December 31, 1999, certain other short-term obligations were classified as long-term based on management's intent to refinance certain of these obligations on a long term basis and the ability to do so with credit available under the Revolving Credit Agreement (Revolver).
   The full utilization of our Revolver and our recent credit downgrades significantly changed the nature of our indebtedness and impacted our ability to continue with our historical match funding policy. We no longer match fund our indebtedness with cash collections expected to be generated from finance receivables. We expect to pay down our outstanding obligations as they mature. Accordingly, at December 31, 2000, our debt has been classified in the Consolidated Balance Sheets, based on the contractual maturity dates of the underlying debt instruments. Prior years' balances have not been reclassified.
   The Company believes its liquidity is presently sufficient to meet current and anticipated needs going forward, subject to the timely implementation and execution of various business initiatives as discussed in Note 3.

Long-Term Debt. A summary of long-term debt by final maturity date at December 31, 2000 and 1999 follows:

                         Weighted
                          Average
                         Interest
                         Rates at
                         12/31/00    2000   1999
------------------------------------------------
U.S. Operations
Xerox Corporation
   (parent company)
Guaranteed ESOP
   notes due 2000-2003     7.53%  $   221 $  299
Notes due 2000                -         -  2,041
Notes due 2001             6.50       737    721
Notes due 2002             7.59       330    230
Notes due 2003             5.61     1,313  1,398
Notes due 2004             5.01       483    502
Notes due 2006             7.25        25      -
Notes due 2007             7.38        25      -
Notes due 2011             7.01        50      -
Notes due 2016             7.20       250    250
Convertible notes due
   2018                    3.63       617    601
Notes due 2038             5.96        25     25
Revolving credit
   agreement, maturing
   in 2002                 6.93     4,400      -
Capital leases and other
   debt due 2000-2018      8.17        91    120
------------------------------------------------
Subtotal                            8,567  6,187
------------------------------------------------
Xerox Credit
   Corporation
Notes due 2000                -         -  2,026
Notes due 2001             6.66       326    401
Notes due 2002            2.80/1/     666    668
Notes due 2003             6.61       460    200
Notes due 2005            1.50/1/     904      -
Notes due 2007            2.00/1/     270      -
Notes due 2008             6.30        25      -
Notes due 2012             7.09       125      -
Notes due 2013             6.50        60      -
Notes due 2014             6.06        50      -
Notes due 2018             7.00        25      -
Secured borrowings/2/
   due 2001-2003           6.70       325      -
Revolving credit
   agreement, maturing
   in 2002                 6.94     1,020      -
Floating rate notes due
   2048                    6.44        60     60
------------------------------------------------
Subtotal                            4,316  3,355
------------------------------------------------
Total U.S. operations             $12,883 $9,542
------------------------------------------------

1 Weighted average interest rates include Japanese yen bonds of $1,174 and $488 issued by Xerox Credit Corporation in 2000 and 1999, respectively, with interest rates ranging from 1.50-2.00% and 0.80%, respectively.
2 Refer to Note 6 for further discussion of secured borrowings.

                                           Weighted
                                            Average
                                           Interest
                                           Rates at
                                           12/31/00    2000    1999
            -------------------------------------------------------
            International Operations
            Xerox Capital (Europe) plc
            Various obligations, payable
            in:
            Euros
               due 2000-2008                  5.50% $   698 $   755
            Japanese yen
               due 2001-2005                  0.53      950       -
            U.S. dollars
               due 2000-2008                  6.10    1,025   1,991
            Revolving credit agreement,
               maturing in 2002
               (U.S. Dollars)                 6.96    1,080       -
            -------------------------------------------------------
            Subtotal                                  3,753   2,746
            -------------------------------------------------------
            Other International
            Operations
            Various obligations, payable
            in:
            Canadian dollars
               due 2000-2007                 11.74       55      88
            Pounds sterling
               due 2000-2003                  9.00      187     202
            Italian lire
               due 2000-2001                  4.72      117     133
            Euros
               due 2000-2008                  7.90      159     194
            U.S. dollars
               due 2000-2008                  7.67      128     249
            Revolving credit agreement,
               maturing in 2002
               (U.S. dollars)                 6.83      500       -
            Capital leases and other debt
               due 2000-2004                  6.23        5      20
            -------------------------------------------------------
            Subtotal                                  1,151     886
            -------------------------------------------------------
            Total international operations            4,904   3,632
            -------------------------------------------------------
            Other borrowings deemed
               long-term                                  -   1,827
            -------------------------------------------------------
            Subtotal                                 17,787  15,001
            Less current maturities                   2,383   3,957
            -------------------------------------------------------
            Total long-term debt                    $15,404 $11,044
            -------------------------------------------------------

Consolidated Long-Term Debt Maturities.
Payments due on long-term debt for the next five years and thereafter follow:

  2001    2002    2003    2004    2005      Thereafter
-------------------------------------------------------
$2,383  $8,994  $2,630  $1,718  $1,010          $1,052
-------------------------------------------------------

   Certain of our debt agreements allow us to redeem outstanding debt prior to scheduled maturity. Outstanding debt issues with call features are classified in the preceding five-year maturity table in accordance with management's current expectations. The actual decision as to early redemption will be made at the time the early redemption option becomes exercisable and will be based on liquidity, prevailing economic and business conditions, and the relative costs of new borrowing.

Convertible Debt. In 1998, we issued convertible subordinated debentures for net proceeds of $575. The amount due upon maturity in April 2018 is $1,012, resulting in an effective interest rate of 3.625 percent per annum, including
1.003 percent payable in cash semiannually beginning in October 1998. These debentures are convertible at any time at the option of the holder into 7.808 shares of our stock per $1,000 principal amount at maturity of debentures. This debt contains a put option which requires us to purchase any debenture, at the option of the holder, on April 21, 2003, for a price of $649 per $1,000 principal. We may elect to settle the obligation in cash, shares of common stock, or any combination thereof.

Lines of Credit. We have a $7 billion revolving credit agreement with a group of banks, which matures in October 2002. This revolver is also accessible by the following wholly owned subsidiaries: Xerox Credit Corporation (up to a $7 billion limit) and Xerox Canada Capital Ltd. and Xerox Capital (Europe) plc (up to a $4 billion limit) with our guarantee. Amounts borrowed under this facility are at rates based, at the borrower's option, on spreads above certain reference rates such as LIBOR. This agreement contains certain covenants the most restrictive of which require that we maintain a minimum level of tangible net worth and limit the amounts of outstanding secured borrowings, as defined in the agreement. We are in compliance with these covenants at December 31, 2000. The balance outstanding under this line of credit was $7 billion at December 31, 2000. In addition, our foreign subsidiaries had unused committed long-term lines of credit used to back short-term indebtedness that aggregate $43 in various currencies at prevailing interest rates.

Guarantees. At December 31, 2000, we have guaranteed the borrowings of our ESOP and $4,710 of indebtedness of our foreign subsidiaries.

Interest. Interest paid by us on our short- and long-term debt, amounted to $1,024, $787 and $859 for the years ended December 31, 2000, 1999 and 1998, respectively.

   A summary of the cash related changes in consolidated indebtedness for the three years ended December 31, 2000 follows:

                                 2000           1999           1998
-------------------------------------------------------------------
Cash proceeds from
   (payments of)
   short-term debt, net      $ (1,234)      $ (4,140)      $    553
Cash proceeds from
   long-term debt              10,520          5,446          3,464
Principal payments on
   long-term debt              (5,713)        (1,489)        (1,580)
-------------------------------------------------------------------
Total net cash changes
   in debt                   $3,573/1/      $(183)/2/      $  2,437
-------------------------------------------------------------------

/1/ Excludes debt of $118, which was assumed by Fuji Xerox in connection with the divestiture of our China operations, and accretion of $16 on convertible debt.
/2/ Excludes debt of $51 assumed with the increased ownership in our India joint venture and accretion of $26 on convertible debt.

 13. Financial Instruments

Derivative Financial Instruments. Certain financial instruments with off-balance-sheet risk have been entered into by us to manage our interest rate and foreign currency exposures. These instruments are held solely for hedging purposes and include interest rate swap agreements, forward exchange contracts and foreign currency swap agreements. We do not enter into derivative instrument transactions for trading or other speculative purposes.
   We typically enter into simple, unleveraged derivative transactions which, by their nature, have low credit and market risk. Our policies on the use of derivative instruments prescribe an investment-grade counterparty credit floor and at least quarterly monitoring of market risk on a counterparty-by-counterparty basis. We utilize numerous counterparties to ensure that there are no significant concentrations of credit risk with any individual counterparty or groups of counterparties. Based upon our ongoing evaluation of the replacement cost of our derivative transactions and counterparty creditworthiness, we consider the risk of credit default significantly affecting our financial position or results of operations to be remote.
   We employ the use of hedges to reduce the risks that rapidly changing market conditions may have on the underlying transactions. Typically, our currency and interest rate hedging activities are not affected by changes in market conditions, as forward contracts and swaps are arranged and normally held to maturity in order to lock in currency rates and interest rate spreads related to underlying transactions.
   During 2000 the agencies that assign ratings to our debt downgraded our debt. These downgrades significantly reduced our access to capital markets. Furthermore, the specific downgrade of our debt on December 1, 2000 triggered the repurchases of a number of derivative contracts, which were in place at that time, and further downgrades could require that we repurchase additional outstanding contracts. Therefore, our ability to continue to effectively manage the risks associated with interest rate and foreign currency fluctuations, including our ability to employ our match funding strategy, has been severely constrained. These derivative contract repurchases resulted in un-hedged foreign currency denominated assets and liabilities. We recorded mark-to-market gains during December 2000 of $69 as a direct result of these un-hedged exposures.
  None of our hedging activities involves exchange-traded instruments.

Interest Rate Swaps. We enter into interest rate swap agreements to manage interest rate exposure, although the recent downgrades of our indebtedness have limited our ability to manage this exposure. An interest rate swap is an agreement to exchange interest rate payment streams based on a notional principal amount. We follow settlement accounting principles for interest rate swaps whereby the net interest rate differentials to be paid or received are recorded currently as adjustments to interest expense.
  Virtually all customer financing assets earn fixed rates of interest. Accordingly, through the use of interest rate swaps in conjunction with the contractual maturity terms of outstanding debt, we "lock in" an interest spread by arranging fixed-rate interest obligations with maturities similar to the underlying assets. Additionally, in industrialized countries customer financing assets are funded with liabilities denominated in the same currency. We refer to the effects of these conservative practices as "match funding" our customer financing assets. This practice effectively eliminates the risk of a major decline in interest margins resulting from adverse changes in the interest rate environment. Conversely, this practice does effectively eliminate the opportunity to materially increase margins when interest rates are declining. As previously disclosed, our credit ratings have been downgraded during 2000. These downgrades have severely limited our current ability to manage our exposure to interest rate changes which has historically been managed through the practice of match funding our finance receivables.
  More specifically, pay-fixed/receive-variable interest rate swaps are often used in place of more expensive fixed-rate debt for the purpose of match funding fixed-rate customer contracts.
  Pay-variable/receive-variable interest rate swaps (basis swaps) are used to transform variable rate, medium-term debt into commercial paper or local currency LIBOR rate obligations. Pay-variable/receive-fixed interest rate swaps are used to transform term fixed-rate debt into variable rate obligations. The transactions performed within each of these three categories enable the cost-effective management of interest rate exposures. During 2000, the average notional amount of an interest rate swap agreement was $25.
  The total notional amounts of these transactions at December 31, 2000 and 1999, based on contract maturity, follow:

                                                   2000            1999
------------------------------------------------------------------------
Commercial paper/bank borrowings                $ 4,538         $ 5,352
Medium-term debt                                  8,666          10,493
Long-term debt                                    2,267           4,238
------------------------------------------------------------------------
Total                                           $15,471         $20,083
------------------------------------------------------------------------

  The aggregate notional amounts of interest rate swaps by maturity date and type at December 31, 2000 and 1999 follow:


                                                     2002-   2005-
                                    2000    2001     2004    2018    Total
    -----------------------------------------------------------------------
    2000
    Pay fixed/receive variable    $    -  $1,321  $ 4,490  $1,319  $ 7,130
    Pay variable/receive variable      -   1,677        1       -    1,678
    Pay variable/receive fixed         -   1,540    4,175     948    6,663
    -----------------------------------------------------------------------
    Total                         $    -  $4,538  $ 8,666  $2,267  $15,471
    -----------------------------------------------------------------------
    Memo:
    Interest rate paid                 -    5.74%    5.95%   7.01%    6.04%
    Interest rate received             -    5.08%    5.85%   5.36%    5.55%
    -----------------------------------------------------------------------
    1999
    Pay fixed/receive variable    $2,699  $2,202  $ 6,742  $  340  $11,983
    Pay variable/receive variable    443     550        -       -      993
    Pay variable/receive fixed     2,210     718    3,544     635    7,107
    -----------------------------------------------------------------------
    Total                         $5,352  $3,470  $10,286  $  975  $20,083
    -----------------------------------------------------------------------
    Memo:
    Interest rate paid              5.94%   4.39%    5.41%   6.25%    5.42%
    Interest rate received          5.48%   5.18%    5.38%   6.75%    5.44%
    -----------------------------------------------------------------------

Forward Exchange Contracts. We utilize forward exchange contracts to hedge against the potentially adverse impacts of foreign currency fluctuations on foreign currency-denominated receivables and payables; firm foreign currency commitments; and investments in foreign operations. Firm foreign currency commitments generally represent committed purchase orders for foreign-sourced inventory. These contracts generally mature in six months or less. At December 31, 2000 and 1999, we had outstanding forward exchange contracts of $1,788 and $3,838, respectively. Of the outstanding contracts at December 31, 2000, the largest single currency represented was the Euro. Contracts denominated in Euros, Canadian dollars, U.S. dollars, Brazilian reais and Japanese yen accounted for over 90 percent of our forward exchange contracts. On contracts that hedge foreign currency-denominated receivables and payables, gains or losses are reported currently in income, and premiums or discounts are amortized to income and included in Other, net in the Consolidated Statements of Operations. Gains or losses, as well as premiums or discounts, on contracts that hedge firm commitments are deferred and subsequently recognized as part of the underlying transaction. At December 31, 2000, we had a net deferred loss of $8. Gains or losses on contracts that hedge an investment in a foreign operation are reported currently in the balance sheet as a component of cumulative translation adjustments. The premium or discount on contracts that hedge an investment in a foreign operation are amortized to income and included in Other, net in the Consolidated Statements of Operations. During 2000, the average notional amount of a forward exchange contract amounted to $14.

Foreign Currency Swap Agreements. We enter into cross-currency interest rate swap agreements, whereby we issue foreign currency-denominated debt and swap the proceeds with a counterparty. In return, we receive and effectively denominate the debt in local currencies. Currency swaps are utilized as hedges of the underlying foreign currency borrowings, and exchange gains or losses are recognized currently in Other, net in the Consolidated Statements of Operations. At December 31, 2000 and 1999, we had outstanding cross-currency interest rate swap agreements with aggregate notional amounts of $4,222 and $3,968, respectively. Of the outstanding agreements at December 31, 2000, the largest single currency represented was the U.S. dollar. Contracts denominated in U.S. dollars, British pounds sterling, Japanese yen and French francs accounted for over 75 percent of our currency interest rate swap agreements.

Fair Value of Financial Instruments. The estimated fair values of our financial instruments at December 31, 2000 and 1999 follow:

                                      2000             1999
             -----------------------------------------------------
                                Carrying    Fair Carrying     Fair
                                  Amount   Value   Amount    Value
             -----------------------------------------------------
             Cash and cash
                equivalents      $ 1,741  $1,741   $  126  $   126
             Accounts
                receivable, net    2,281   2,281    2,633    2,633
             Short-term debt       2,693   2,356    3,957    3,957
             Long-term debt       15,404   9,433   11,044   10,882
             Interest rate and
                currency swap
                agreements             -     129        -      (40)
             Forward exchange
                contracts              -     (59)       -      131
             -----------------------------------------------------

   The fair value amounts for Cash and cash equivalents and Accounts receivable, net approximate carrying amounts due to the short maturities of these instruments.
   The fair value of Short and Long-term debt was estimated based on quoted market prices for these or similar issues or on the current rates offered to us for debt of the same remaining maturities. The difference between the fair value and the carrying value represents the theoretical net premium or discount we would pay or receive to retire all debt at such date. We have no plans to retire significant portions of our debt prior to scheduled maturity. We are not required to determine the fair value of our finance receivables.
   The fair values for interest rate and cross-currency swap agreements and forward exchange contracts were calculated by us based on market conditions at year-end and supplemented with quotes from brokers. They represent amounts we would receive (pay) to terminate/replace these contracts. We have no present plans to terminate/replace significant portions of these contracts.

 14. Employee Benefit Plans

     We sponsor numerous pension and other postretirement benefit plans in our U.S. and international operations.

                                                                            Pension Benefits               Other Benefits
----------------------------------------------------------------------------------------------------------------------------
                                                                          2000           1999           2000           1999
----------------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation, January 1                                          $ 8,418        $ 8,040        $ 1,060        $ 1,095
Service cost                                                               167            191             24             27
Interest cost                                                              453          1,009             85             77
Plan participants' contributions                                            19             14              -              -
Plan amendments                                                              1              -              -              -
Actuarial (gain)/loss                                                       48            (79)           218            (78)
Currency exchange rate changes                                            (197)          (139)            (2)             2
Divestitures                                                               (15)             -              -              -
Curtailments                                                               (10)            (3)             -              -
Settlements                                                                  -              2              -              -
Special termination benefits                                                34             11              4              2
Benefits paid                                                             (663)          (628)           (75)           (65)
----------------------------------------------------------------------------------------------------------------------------
Benefit obligation, December 31                                          8,255          8,418          1,314          1,060
----------------------------------------------------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan assets, January 1                                     8,771          7,958              -              -
Actual return on plan assets                                               651          1,422              -              -
Employer contribution                                                       84             96             75             65
Plan participants' contributions                                            19             14              -              -
Currency exchange rate changes                                            (218)           (91)             -              -
Divestitures                                                               (18)             -              -              -
Benefits paid                                                             (663)          (628)           (75)           (65)
----------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, December 31                                   8,626          8,771              -              -
----------------------------------------------------------------------------------------------------------------------------
Funded status (including under-funded and non-funded plans)                371            353         (1,314)        (1,060)
Unamortized transition assets                                              (15)           (36)             -              -
Unrecognized prior service cost                                             17             21             (3)            (4)
Unrecognized net actuarial (gain) loss                                    (433)          (381)           120            (69)
----------------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                  $   (60)       $   (43)       $(1,197)       $(1,133)
----------------------------------------------------------------------------------------------------------------------------
Amounts recognized in the consolidated balance sheets consist of:
   Prepaid benefit cost                                                $   378        $   377        $     -        $     -
   Accrued benefit liability                                              (468)          (456)        (1,197)        (1,133)
   Intangible asset                                                          3              4              -              -
   Accumulated other comprehensive income                                   27             32              -              -
----------------------------------------------------------------------------------------------------------------------------
Net amount recognized                                                  $   (60)       $   (43)       $(1,197)       $(1,133)
----------------------------------------------------------------------------------------------------------------------------
Under-funded or non-funded plans
   Aggregate benefit obligation                                        $   348        $   497        $ 1,314        $ 1,060
   Aggregate fair value of plan assets                                 $   180        $   174        $     -        $     -
----------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions as of December 31
Discount rate                                                              7.0%           7.4%           7.5%           8.0%
Expected return on plan assets                                             8.9            8.9
Rate of compensation increase                                              3.8            4.2
----------------------------------------------------------------------------------------------------------------------------

                                            Pension Benefits     Other Benefits
-------------------------------------------------------------------------------
                                          2000     1999     1998 2000 1999 1998
-------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
Defined benefit plans
Service cost                            $ 167  $   191  $   172  $ 24 $ 27  $26
Interest cost                             453    1,009      916    85   77   72
Expected return on plan assets           (522)  (1,090)  (1,010)    -    -    -
Recognized net actuarial (gain)/loss        4       11       10     -    1    -
Amortization of prior service cost          4        8        6     -    -    -
Recognized net transition asset           (16)     (18)     (19)    -    2    -
Recognized curtailment/settlement gain    (46)      (9)     (60)    -    -    -
-------------------------------------------------------------------------------
   Net periodic benefit cost               44      102       15   109  107   98
Defined contribution plans                 14       28       32     -    -    -
-------------------------------------------------------------------------------
Total                                   $  58  $   130  $    47  $109 $107  $98
-------------------------------------------------------------------------------

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, an 8.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease to 5.25 percent in 2005 and thereafter.
   A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                            One-        One-
                                     percentage- percentage-
                                           point       point
                                        increase    decrease
------------------------------------------------------------
Effect on total service and interest
   cost components                           $ 4       $(3)
Effect on postretirement benefit
   obligation                                $75       $(60)
------------------------------------------------------------

Employee Stock Ownership Plan (ESOP) Benefits. In 1989, we established an ESOP and sold to it 10 million shares of Series B Convertible Preferred Stock (Convertible Preferred) of the Company for a purchase price of $785. Each ESOP share is convertible into six common shares of the Company. The Convertible Preferred has a $1 par value and a guaranteed minimum value of $78.25 per share and accrues annual dividends of $6.25 per share. The ESOP borrowed the purchase price from a group of lenders. The ESOP debt is included in our consolidated balance sheets because we guarantee the ESOP borrowings. A corresponding amount classified as Deferred ESOP benefits represents our commitment to future compensation expense related to the ESOP benefits.

   The ESOP will repay its borrowings from dividends on the Convertible Preferred and from our contri-butions. The ESOP's debt service is structured such that our annual contributions (in excess of dividends) essentially correspond to a specified level percentage of participant compensation. As the borrowings are repaid, the Convertible Preferred is allocated to ESOP participants and Deferred ESOP benefits are reduced by principal payments on the borrowings. Most of our domestic employees are eligible to participate in the ESOP.
   Information relating to the ESOP for the three years ended December 31, 2000 follows:

                                  2000 1999 1998
------------------------------------------------
Interest on ESOP Borrowings        $24  $28  $33
------------------------------------------------
Dividends declared on Convertible
   Preferred Stock                 $53  $54  $56
------------------------------------------------
Cash contribution to the ESOP      $49  $44  $41
------------------------------------------------
Compensation expense               $48  $46  $44
------------------------------------------------

We recognize ESOP costs based on the amount committed to be contributed to the ESOP plus related trustee, finance and other charges.

 15. Income and Other Taxes

The parent company and its domestic subsidiaries file consolidated U.S. income tax returns. Generally, pursuant to tax allocation arrangements, domestic subsidiaries record their tax provisions and make payments to the parent company for taxes due or receive payments from the parent company for tax benefits utilized.
   Income (loss) before income taxes from continuing operations for the three years ended December 31, 2000 consists of the following:

                             2000         1999        1998
-----------------------------------------------------------
Domestic income            $   49       $1,176      $  616
Foreign income (loss)        (433)         732         (37)
-----------------------------------------------------------
Income (loss) before
   income taxes            $ (384)      $1,908      $  579
-----------------------------------------------------------

   Provisions (benefits) for income taxes from continuing operations for the three years ended December 31, 2000 consist of the following:

                           2000        1999       1998
--------------------------------------------------------
Federal income taxes
   Current                $   8       $ 168      $ 265
   Deferred                (131)        166       (152)
Foreign income taxes
   Current                   76         124        178
   Deferred                 (77)         51       (201)
State income taxes
   Current                   23          52         70
   Deferred                  (8)         27        (15)
--------------------------------------------------------
Income taxes              $(109)      $ 588      $ 145
--------------------------------------------------------

   A reconciliation of the U.S. federal statutory income tax rate to the effective income tax rate for continuing operations for the three years ended December 31, 2000 follows:

                                      2000      1999            1998
---------------------------------------------------------------------
U.S. federal statutory income
   tax rate                         (35.0)%     35.0%           35.0%
Foreign earnings and dividends
   taxed at different rates          40.7       (7.0)
Goodwill amortization                 3.0         .7             1.0
Tax-exempt income                    (4.1)      (1.0)
State taxes                           1.6        2.7             6.2
Audit resolutions                   (32.6)         -               -
Other                                (2.0)        .4            (5.2)
---------------------------------------------------------------------
Effective income tax rate           (28.4)%     30.8%           25.0%
---------------------------------------------------------------------

   The 2000 effective tax rate of (28.4) percent includes a tax benefit for the 2000 restructuring, the CPID in-process research and development write-off, and the tax provision for the gain on sale of the China operations. Excluding these items, the 2000 effective tax rate is 32.1 percent which is 1.3 percentage points higher than 1999. The increase in the effective tax rate is due primarily to losses in a low-tax rate jurisdiction offset by favorable resolution of tax audits.
   The 1999 effective tax rate of 30.8 percent is 0.7 percentage points lower than 1998 after excluding the 1998 worldwide restructuring program from the 1998 effective tax rate.
   On a consolidated basis, we paid a total of $354, $238 and $217 in income taxes to federal, foreign and state income-taxing authorities in 2000, 1999 and 1998, respectively.
  Total income tax expense (benefit) for the three years ended December 31, 2000 was allocated as follows:

                                  2000        1999        1998
---------------------------------------------------------------
Income taxes (benefits) on
   income (loss) from
   continuing operations         $(109)      $ 588       $ 145
Tax benefit included in
   minorities' interests/1/        (20)        (20)        (20)
Discontinued operations              -         (26)        (54)
Goodwill                           (42)          -           -
Common shareholders'
   equity/2/                        39        (106)       (140)
---------------------------------------------------------------
Total                            $(132)      $ 436       $ (69)
---------------------------------------------------------------

/1/ Benefit relates to preferred securities as more fully described in Note 17.

/2/ For dividends paid on shares held by the ESOP, cumulative translation adjustments and tax benefit on nonqualified stock options.

   Deferred income taxes have not been provided on the undistributed earnings of foreign subsidiaries and other foreign investments carried at equity. The amount of such earnings included in consolidated retained earnings at December 31, 2000 was approximately $5.0 billion. These earnings have been substantially reinvested, and we do not plan to initiate any action that would precipitate the payment of income taxes thereon, except for any actions contemplated by the Company's turnaround program which are disclosed in Note 3. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings.
   The tax effects of temporary differences that give rise to significant portions of the deferred taxes at December 31, 2000 and 1999 follow:

                                            2000          1999
-----------------------------------------------------------------
Tax effect of future tax deductions
   Depreciation                          $   386       $   385
   Postretirement medical benefits           448           438
   Restructuring reserves                    143           175
   Other operating reserves                  162           199
   Allowance for doubtful accounts           170           111
   Deferred compensation                     149           159
   Tax credit carryforwards                  159           116
   Research and development                  866           641
   Other                                     270           283
                                         $ 2,753       $ 2,507
-----------------------------------------------------------------
   Valuation allowance                       (51)          (49)
Total                                    $ 2,702       $ 2,458
-----------------------------------------------------------------
Tax effect of future taxable income
   Installment sales and leases          $  (872)      $  (962)
   Deferred income                        (1,017)         (846)
   Other                                    (298)         (348)
-----------------------------------------------------------------
Total                                    $(2,187)      $(2,156)


   The valuation allowance for deferred tax assets as of January 1, 1999 was $53. The net change in the total valuation allowance for the years ended December 31, 2000 and 1999 was an increase of $2 and a decrease of $4, respectively. The valuation allowance relates to foreign credit carryforwards and foreign net operating loss carryforwards for which the Company has concluded it is more likely than not that these tax credits and net operating loss carryforwards will not be realized in the ordinary course of operations.
   The above amounts are classified as current or long-term in the Consolidated Balance Sheets in accordance with the asset or liability to which they relate. Current deferred tax assets at December 31, 2000 and 1999 amounted to $450 and $478, respectively.
  Although realization is not assured, we have concluded that it is more likely than not that the deferred tax assets for which a valuation allowance was determined to be unnecessary, will be realized in the ordinary course of operations based on scheduling of deferred tax liabilities and income from operating activities. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if actual future income taxes are lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences. A substantial portion of our net deferred tax assets are in jurisdictions where the net operating loss carryforward periods are either unlimited (net deferred tax asset of $64) or 20 years (net deferred tax asset of $1.2 billion).
  At December 31, 2000, we have tax credit carryforwards for income tax purposes of $159 available to offset future income taxes, of which $136 is available to carryforward indefinitely. We also have net operating loss carryforwards for income tax purposes of $157 that are available to offset future taxable income through 2007 and $1.0 billion available to offset future taxable income indefinitely.
  The Company incurs indirect taxes such as property and payroll taxes in the various countries in which it operates. Changes in estimates for these taxes occur in the ordinary course of accounting for such items. Changes resulting from, but not limited to, refinements of tax computations, systems and other procedural changes as well as other factors amounted to an increase in pre-tax income (loss) of $17, $35 and $21 in the years 2000, 1999 and 1998, respectively.
   The Company is also subject to sales and consumption taxes in the various countries in which it operates. Changes in estimates for these taxes resulting from structural realignments or other factors amounted to an increase in pre-tax income (loss) of $11 and $51 in the years 2000 and 1998, respectively.
   Xerox's Brazilian operations have received assessments for indirect taxes totaling approximately $400 million related principally to the internal transfer of inventory. We do not agree with these assessments and intend to vigorously defend our position. We, as supported by the opinion of legal counsel, do not believe that the ultimate resolution of these assessments will materially impact the consolidated financial statements.

 16. Litigation

On April 11, 1996, an action was commenced by Accuscan Corp. (Accuscan), in the United States District Court for the Southern District of New York, against the Company seeking unspecified damages for infringement of a patent of Accuscan which expired in 1993. The suit, as amended, was directed to facsimile and certain other products containing scanning functions and sought damages for sales between 1990 and 1993. On April 1, 1998, the jury entered a verdict in favor of Accuscan for $40. However, on September 14, 1998, the court granted the Company's motion for a new trial on damages. The trial ended on October 25, 1999 with a jury verdict of $10. The Company's motion to set aside the verdict or, in the alternative, to grant a new trial was denied by the court. The Company is appealing to the Court of Appeals for the Federal Circuit. Accuscan is appealing the new trial grant which reduced the verdict from $40 and seeking a reversal of the jury's finding of no willful infringement. Briefing at the Court of Appeals for the Federal Circuit is complete and oral argument took place on May 9, 2001.
   On June 24, 1999, the Company was served with a summons and complaint filed in the Superior Court of the State of California for the County of Los Angeles. The complaint was filed on behalf of 681 individual plaintiffs claiming damages as a result of the Company's alleged disposal and/or release of hazardous substances into the soil, air and groundwater. On July 22, 1999, April 12, 2000, November 30, 2000, and
March 31, 2001 respectively, four additional complaints were filed in the same court on behalf of an additional 79, 141, 76, and 51 plaintiffs, respectively, with the same claims for damages as the June 1999 action. Three of the four additional cases have been served on the Company.
   Plaintiffs in all five cases further allege that they have been exposed to such hazardous substances by inhalation, ingestion and dermal contact, including but not limited to hazardous substances contained within the municipal drinking water supplied by the City of Pomona and the Southern California Water Company. Plaintiffs' claims against Registrant include personal injury, wrongful death, property damage, negligence, trespass, nuisance, fraudulent concealment, absolute liability for ultra-hazardous activities, civil conspiracy, battery and violation of the California Unfair Trade Practices Act. Damages are unspecified.
  The Company denies any liability for the plaintiffs' alleged damages and intends to vigorously defend these actions. The Company has not answered or appeared in any of the cases because of an agreement among the parties and the court to stay these cases pending resolution of several similar cases currently pending before the California Supreme Court. However, the court recently directed that the five cases against the Company be coordinated with a number of other unrelated groundwater cases pending in Southern California.
   A consolidated securities law action entitled In re Xerox Corporation Securities Litigation is pending in the United States District Court for the District of Connecticut. Defendants are Registrant, Barry Romeril, Paul Allaire and G. Richard Thoman, former Chief Executive Officer, and purports to be a class action on behalf of the named plaintiffs and all other purchasers of Common Stock of the Company during the period between October 22, 1998 through October 7, 1999 (Class Period). The amended consolidated complaint in the action alleges that in violation of Section 10(b) and/or 20(a) of the Securities Exchange Act of 1934, as amended (34 Act), and Securities and Exchange Commission Rule 10b-5 thereunder, each of the defendants is liable as a participant in a fraudulent scheme and course of business that operated as a fraud or deceit on purchasers of the Company's Common Stock during the Class Period by disseminating materially false and misleading statements and/or concealing material facts. The amended complaint further alleges that the alleged scheme: (i) deceived the investing public regarding the economic capabilities, sales proficiencies, growth, operations and the intrinsic value of the Company's Common Stock; (ii) allowed several corporate insiders, such as the named individual defendants, to sell shares of privately held Common Stock of the Company while in possession of materially adverse, non-public information; and (iii) caused the individual plaintiffs and the other members of the purported class to purchase Common Stock of the Company at inflated prices. The amended consolidated complaint seeks unspecified compensatory damages in favor of the plaintiffs and the other members of the purported class against all defendants, jointly and severally, for all damages sustained as a result of defendants' alleged wrongdoing, including interest thereon, together with reasonable costs and expenses incurred in the action, including counsel fees and expert fees. The defendants' motion for dismissal of the complaint is pending. The named individual defendants and the Company deny any wrongdoing and intend to vigorously defend the action.
  Two putative shareholder derivative actions are pending in the Supreme Court of the State of New York, County of New York on behalf of the Company against all current members of the Board of Directors (with the exception of Anne M. Mulcahy) and G. Richard Thoman (in one of the actions) and the Company, as a nominal defendant. Another, now dismissed, putative shareholder derivative action was pending in the United States District Court for the District of Connecticut. Plaintiffs claim breach of fiduciary duties and/or gross mismanagement related to certain of the alleged accounting practices of the Company's operations in Mexico. The complaints in all three actions alleged that the individual named defendants breached their fiduciary duties and/or mismanaged the Company by, among other things, permitting wrongful business/accounting practices to occur and inadequately supervising and failing to instruct employees and managers of the Company. In one of the New York actions it is claimed that the individual defendants disseminated or permitted the dissemination of misleading information. In the other New York action it is also alleged that the individual defendants failed to vigorously investigate potential and known problems relating to accounting, auditing and financial functions and to take affirmative steps in good faith to remediate the alleged problems. In the federal action in Connecticut it was also alleged that the individual defendants failed to take steps to institute appropriate legal action against those responsible for unspecified wrongful conduct. Plaintiffs claim that the Company has suffered unspecified damages. Among other things, the pending complaints seek unspecified monetary damages, removal and replacement of the individuals as directors of the Company and/or institution and enforcement of appropriate procedural safeguards to prevent the alleged wrongdoing. Defendants filed a motion to dismiss in one of the New York actions. Subsequently, the parties to the federal action in Connecticut agreed to dismiss that action without prejudice in favor of the earlier-filed New York action. The parties also agreed, subject to court approval, to seek consolidation of the New York actions and a withdrawal, without prejudice, of the motion to dismiss. On May 10, 2001 the court entered an order which, among other things, approved that agreement. The individual defendants deny the wrongdoing alleged in the complaints and intend to vigorously defend the actions.
   Twelve purported class actions had been pending in the United States District Court for the District of Connecticut against Registrant, KPMG LLP
(KPMG), and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy and Barry D. Romeril. A court order consolidated these twelve actions and established a procedure for consolidating any subsequently filed related actions. The consolidated action purports to be a class action on behalf of the named plaintiffs and all purchasers of securities of, and bonds issued by, Registrant during the period between February 15, 1998 through February 6, 2001 (Class). Among other things, the consolidated complaint generally alleges that each of the Company, KPMG, the individuals and additional defendants Philip Fishbach and Gregory Tayler violated Sections 10(b) and/or 20(a) of the 34 Act and Securities and Exchange Commission Rule 10b-5 thereunder, by participating in a fraudulent scheme that operated as a fraud and deceit on purchasers of the Company's Common Stock by disseminating materially false and misleading statements and/or concealing material adverse facts relating to the Company's Mexican operations and other matters relating to the Company's financial condition beyond the Company's Mexican operations. The amended complaint generally alleges that this scheme deceived the investing public regarding the true state of the Company's financial condition and caused the named plaintiff and other members of the alleged Class to purchase the Company's Common Stock and Bonds at artificially inflated prices. The amended complaint seeks unspecified compensatory damages in favor of the named plaintiff and the other members of the alleged Class against the Company, KPMG and the individual defendants, jointly and severally, including interest thereon, together with reasonable costs and expenses, including counsel fees and expert fees. Following the entry of the order of consolidation, at least five additional related class action complaints were filed in the same Court. In each of these cases, the plaintiffs defined a class consisting of persons who purchased the Common Stock of the Company during the period February 15, 1998 through and including February 6, 2001. Some of these plaintiffs filed objections to the consolidation order, challenging the appointment of lead plaintiffs and lead and liaison counsel and have separately moved for the appointment of lead plaintiff and lead counsel. The court has not rendered a decision with regard to the objections. The individual defendants and the Company deny any wrongdoing alleged in the complaints and intend to vigorously defend the actions.
  A lawsuit has been instituted in the Superior Court, Judicial District of Stamford/Norwalk, Connecticut, by James F. Bingham, a former employee of the Company against the Company, Barry D. Romeril, Eunice M. Filter and Paul Allaire. The complaint alleges that he was wrongfully terminated in violation of public policy because he attempted to disclose to senior management and to remedy alleged accounting fraud and reporting irregularities. He further claims that the Company and the individual defendants violated the Company's policies/commitments to refrain from retaliating against employees who report ethics issues. The plaintiff also asserts claims of defamation and tortious interference with a contract. He seeks: (a) unspecified compensatory damages in excess of $15 thousand, (b) punitive damages, and (c) the cost of bringing the action and other relief as deemed appropriate by the court. The individuals and the Company deny any wrongdoing alleged in the complaint and intend to vigorously defend the action.
  A putative shareholder derivative action is pending in the Supreme Court of the State of New York, Monroe County against certain current and former members of the Board of Directors, namely G. Richard Thoman, Paul A. Allaire, B. R. Inman, Antonia Ax:son Johnson, Vernon E. Jordan Jr., Yotaro Kobayashi, Ralph S. Larsen, Hilmar Kopper, John D. Macomber, George J. Mitchell, N. J. Nicholas, Jr., John E. Pepper, Patricia L. Russo, Martha R. Seger and Thomas C. Theobald (collectively, the "Individual Defendants"), and the Company, as a nominal defendant. Plaintiff claims the Individual Defendants breached their fiduciary duties of care and loyalty to the Company and engaged in gross mismanagement by allegedly awarding former CEO, G. Richard Thoman, compensation including elements that were unrelated in any reasonable way to his tenure with the Company, his job performance, or the Company's financial performance. The complaint further specifically alleges that the Individual Defendants failed to exercise business judgment in granting Thoman lifetime compensation, a special bonus award, termination payments, early vesting of stock compensation, and certain transportation perquisites, all which allegedly constituted gross, wanton and reckless waste of corporate assets of the Company and its shareholders. Plaintiff claims that the Company has suffered damages and seeks judgment against the Individual Defendants in an amount equal to the sum of the special bonus, the present value of the $800 thousand per year lifetime compensation, the valuation of all options unexercised upon termination, the cost of transportation to and from France, and/or an amount equal to costs already incurred under the various compensation programs, cancellation of unpaid balances of these obligations, and/or cancellation of unexercised options and other deferred compensation at the time of his resignation, plus the cost and expenses of the litigation, including reasonable attorneys', accountants' and experts' fees and other costs and disbursements. The Individual Defendants deny the wrongdoing alleged in the complaint and intend to vigorously defend the action.
   A class was recently certified in an action originally filed in the United States District Court for the Southern District of Illinois last August. Plaintiffs bring this action on behalf of themselves and an alleged class of over 25,000 persons who received lump sum distributions from the Company's Retirement Income Guarantee Plan after January 1, 1990. Plaintiffs assert violations of ERISA, claiming that the lump sum distributions were improperly calculated. The damages sought are not specified. The Company has asked the court to reconsider its certification of the class. The Company denies any wrongdoing and intends to vigorously defend the action.
   In 2000, the Company was advised that the Securities and Exchange Commission
(SEC) had entered an order of a formal, non-public investigation into our accounting and financial reporting practices in Mexico and other areas. We are cooperating fully with the SEC. The Company cannot predict when the SEC will conclude its investigation or its outcome.

 17. Preferred Securities

As of December 31, 2000, we have four series of outstanding preferred securities. In total we are authorized to issue 22 million shares of cumulative preferred stock, $1 par value.

Convertible Preferred Stock. As more fully described in Note 14, we sold, for $785, 10 million shares of our Series B Convertible Preferred Stock (ESOP shares) in 1989 in connection with the establishment of our ESOP. As employees with vested ESOP shares leave the Company, these shares are redeemed by us. We have the option to settle such redemptions with either shares of common stock or cash.
  Outstanding preferred stock related to our ESOP at December 31, 2000 and 1999 follows (shares in thousands):

                          2000          1999
-------------------------------------------------
                      Shares Amount Shares Amount
-------------------------------------------------
Convertible Preferred
   Stock               8,260   $647  8,551   $669
-------------------------------------------------

Preferred Stock Purchase Rights. We have a shareholder rights plan designed to deter coercive or unfair takeover tactics and to prevent a person or persons from gaining control of us without offering a fair price to all shareholders.
  Under the terms of the plan, one-half of one preferred stock purchase right (Right) accompanies each share of outstanding common stock. Each full Right entitles the holder to purchase from us one three-hundredth of a new series of preferred stock at an exercise price of $250.
  Within the time limits and under the circumstances specified in the plan, the Rights entitle the holder to acquire either our common stock, the surviving company in a business combination, or the purchaser of our assets, having a value of two times the exercise price.
   The Rights may be redeemed prior to becoming exercisable by action of the Board of Directors at a redemption price of $.01 per Right. The Rights expire in April 2007.
   The Rights are non-voting and, until they become exercisable, have no dilutive effect on the earnings per share or book value per share of our common stock.

Deferred Preferred Stock. In 1996, a subsidiary of ours issued 2 million deferred preferred shares for Canadian (Cdn.) $50 million. The U.S. dollar value was $37 and is included in Minorities' interests in equity of subsidiaries in the Consolidated Balance Sheets. These shares are mandatorily redeemable on February 28, 2006 for Cdn. $90 million. The difference between the redemption amount and the proceeds from the issue is being amortized, through the redemption date, to Minorities' interests in earnings of subsidiaries in the Consolidated Statements of Operations. We have guaranteed the redemption value.

Company-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of the Company. In 1997, a trust sponsored and wholly owned by the Company issued $650 aggregate liquidation amount preferred securities (the Original Preferred Securities) to investors and 20,103 shares of common securities to the Company, the proceeds of which were invested by the trust in $670 aggregate principal amount of the Company's newly issued 8 percent Junior Subordinated Debentures due 2027 (the Original Debentures). In June 1997, pursuant to a registration statement filed by the Company and the trust with the Securities and Exchange Commission, Original Preferred Securities with an aggregate liquidation preference amount of $644 and Original Debentures with a principal amount of $644 were exchanged for a like amount of preferred securities (together with the Original Preferred Securities, the Preferred Securities) and 8 percent Junior Subordinated Debentures due 2027 (together with the Original Debentures, the Debentures) which were registered under the Securities Act of 1933. The Debentures represent all of the assets of the trust. The proceeds from the issuance of the Original Debentures were used by the Company for general corporate purposes. The Debentures and related income statement effects are eliminated in the Company's consolidated financial statements.
  The Preferred Securities accrue and pay cash distributions semiannually at a rate of 8 percent per annum of the stated liquidation amount of $1,000 per Preferred Security. The Company has guaranteed (the Guarantee), on a subordinated basis, distributions and other payments due on the Preferred Securities. The Guarantee and the Company's obligations under the Debentures and in the indenture pursuant to which the Debentures were issued and the Company's obligations under the Amended and Restated Declaration of Trust governing the trust, taken together, provide a full and unconditional guarantee of amounts due on the Preferred Securities.
  The Preferred Securities are mandatorily redeemable upon the maturity of the Debentures on February 1, 2027, or earlier to the extent of any redemption by the Company of any Debentures. The redemption price in either such case will be $1,000 per share plus accrued and unpaid distributions to the date fixed for redemption.

 18. Common Stock

We have 1.05 billion authorized shares of common stock, $1 par value. At December 31, 2000 and 1999, 98.1 and 84.3 million shares, respectively, were reserved for issuance under our incentive compensation plans. In addition, at December 31, 2000, 13.2 million common shares were reserved for the conversion of $670 of convertible debt, and 48.9 million common shares were reserved for conversion of ESOP-related Convertible Preferred Stock.

Treasury Stock. The Board of Directors has authorized us to repurchase up to $1 billion of our common stock. The stock may be repurchased from time to time on the open market depending on market and other conditions. No shares were repurchased during 2000 or 1999. During 1998, we repurchased 3.7 million shares for $172. Since inception of the program we have repurchased 20.6 million shares for $594. Common shares issued for stock option exercises, conversion of convertible securities and other exchanges were partially satisfied by reissuances of treasury shares.

Put Options. In connection with the share repurchase program, during 2000, 1999 and 1998, we sold 7.5 million, 0.8 million and 1.0 million put options, respectively, that entitle the holder to sell one share of our common stock to us at maturity at a specified price. These put options can be settled in cash at our option. The put options had original maturities ranging from six months to two years.
  In 2000, we recorded the receipt of a premium of approximately $24 on the sale of equity put options. This premium was recorded as an addition to Common shareholders' equity. In October 2000, the holder of these equity put options exercised their option for early termination and settlement. The cost of this settlement to the Company was approximately $92 for 7.5 million shares with an average strike price of $18.98 per share. This transaction was recorded as a reduction of Common shareholders' equity.
   At December 31, 2000, 0.8 million put options remain outstanding with a strike price of $40.56 per share. Under the terms of this contract we had the option of physical or net cash settlement. Accordingly, this amount is classified as temporary equity in the consolidated balance sheets at December 31, 2000. In January 2001 these put options were net cash settled for $28. Funds for this net cash settlement were obtained by selling 5.9 million unregistered shares of our common stock for proceeds of $28.
   In 1999, put options on 1.0 million shares of common stock were exercised and settled for a net cash payment of $5.

Stock Option and Long-Term Incentive Plans. We have a long-term incentive plan whereby eligible employees may be granted nonqualified stock options and performance unit rights. Beginning in 1998 and subject to vesting and other requirements, performance unit rights are typically paid in our common stock. The value of each performance unit is based on the growth in earnings per share during the year in which granted. Performance units ratably vest in the three years after the year awarded.
  Stock options and rights are settled with newly issued or, if available, treasury shares of our common stock. Stock options generally vest in three years and expire between eight and ten years from the date of grant. The exercise price of the options is equal to the market value of our common stock on the effective date of grant.
  At December 31, 2000 and 1999, 36.0 million and 36.2 million shares, respectively, were available for grant of options or rights. The following table provides information relating to the status of, and changes in, options granted:

Employee Stock Options              2000            1999            1998
------------------------------------------------------------------------------
                                       Average         Average         Average
                                 Stock  Option   Stock  Option   Stock  Option
(Options in thousands)         Options   Price Options   Price Options   Price
------------------------------------------------------------------------------
Outstanding at January 1       43,388      $42 30,344      $33 27,134      $26
Granted                        19,338       22 19,059       51  8,980       47
Cancelled                      (4,423)      38   (870)      47   (199)      37
Exercised                         (70)      22 (5,145)      23 (5,571)      20
------------------------------------------------------------------------------
Outstanding at December 31     58,233       35 43,388       42 30,344       33
------------------------------------------------------------------------------
Exercisable at end of year     23,346          13,467           9,622
------------------------------------------------------------------------------

Options outstanding and exercisable at December 31, 2000 are as follows:

Thousands except per-share data            Options Outstanding             Options Exercisable
---------------------------------------------------------------------------------------------------
                                             Weighted
Range of                            Average Remaining Weighted Average      Number Weighted Average
Exercise Prices  Number Outstanding  Contractual Life   Exercise Price Exercisable   Exercise Price
---------------------------------------------------------------------------------------------------
$10.94 to $16.38                319              8.25           $14.59           -           $    -
 16.91 to 23.25              22,694              7.34            21.47       5,780            20.59
 25.38 to 36.70              13,799              5.67            31.43       7,794            33.04
 41.72 to 60.95              21,421              6.33            53.26       9,772            51.45
---------------------------------------------------------------------------------------------------
$10.94 to $60.95             58,233              6.58           $35.48      23,346           $37.66
---------------------------------------------------------------------------------------------------

We do not recognize compensation expense relating to employee stock options because the excercise price of the option equals the fair value of the stock on the effective date of grant. If we had determined the compensation based on the value as determined by the modified Black-Scholes option pricing model, the pro forma net income (loss) and earnings (loss) per share woud be as follows:

                                           2000         1999          1998
--------------------------------------------------------------------------
Net income (loss) - as reported $          (257)      $1,339         $ 273
Net income (loss) - pro forma              (359)       1,238           228
Basic EPS - as reported                   (0.44)        1.96          0.34
Basic EPS - pro forma                     (0.59)        1.81          0.27
Diluted EPS  - as reported                (0.44)        1.85          0.34
Diluted EPS - pro forma                   (0.59)        1.71          0.27
--------------------------------------------------------------------------

These pro forma disclosures are not necessarily indicative of future amounts.
   As reflected in the pro forma amounts in the previous table, the fair value of each option granted in 2000, 1999 and 1998 was $7.50, $15.83 and $13.31, respectively. The fair value of each option granted was estimated on the date of grant using the following weighted average assumptions:

                         2000  1999  1998
-----------------------------------------
Risk-free interest       6.7%  5.1%  5.2%
Expected life in years   7.1   6.2   5.3
Expected volatility     37.0% 28.0% 24.9%
Expected dividend yield  3.7%  1.8%  1.4%
-----------------------------------------

 19. Earnings per Share

     A reconciliation of the numerators and denominators of the basic and diluted EPS calculation follows:

                                         2000                     1999                   1998
----------------------------------------------------------------------------------------------------
                               Income  Shares     Per-  Income  Shares   Per-  Income  Shares   Per-
                              (Numer- (Denom-    Share (Numer- (Denom-  Share (Numer- (Denom-  Share
(Shares in thousands)           ator) inator)   Amount   ator) inator) Amount   ator) inator) Amount
----------------------------------------------------------------------------------------------------
Basic EPS
   Income (loss)
    from
    continuing operations   $   (257)                  $1,339                   $463
   Accrued
    dividends on
    preferred
    stock, net                   (35)                    (38)                    (46)
Basic EPS                   $   (292) 667,581 $ (0.44) $1,301  663,493  $1.96   $417  658,956  $0.63
----------------------------------------------------------------------------------------------------
Diluted EPS
   Stock options
    and other
    incentives                                                   8,727                  9,811
   ESOP
    Adjustment,
    net of tax                                             43   51,989
   Convertible
    debt, net of
    tax                                                    17   13,191             3    5,287
Diluted EPS                 $   (292) 667,581 $ (0.44) $1,361  737,400  $1.85   $420  674,054  $0.62
----------------------------------------------------------------------------------------------------

   Note: Recalculation of per-share amounts may be off by $0.01 in certain instances due to rounding.
 20. Subsequent Events

In January 2001, we transferred $898 of finance receivables to a special purpose entity for cash proceeds of $435, received from an affiliate of General Electric Capital Corporation (GE Capital), and a retained interest of $474. The proceeds were accounted for as a secured borrowing. At March 31, 2001 the balance of receivables transferred was $734 and is included in Finance receivables, net in the Consolidated Balance Sheets. The remaining secured borrowing balance of $340 is included in Debt. The total proceeds of $435 are included in the Net change in debt in the Consolidated Statements of Cash Flows. The borrowing will be repaid over 18 months and bears interest at the rate of 8.98 percent.
   In the first five months of 2001, we retired $128 of long-term debt through the exchange of 16 million shares of common stock valued at $100. The retirements resulted in a pre-tax extraordinary gain of $28 ($17 after taxes or $0.02 per share) for a net equity increase of approximately $117.
   In March 2001, we completed the sale of half of our ownership interest in Fuji Xerox to Fujifilm for $1,283, in cash. The sale resulted in a pre-tax gain of $769 ($300 after taxes). Under the agreement, Fujifilm's ownership interest in Fuji Xerox increased from 50 percent to 75 percent. While Xerox's ownership interest decreased to 25 percent, we retain rights as a minority shareholder. All product and technology agreements between us and Fuji Xerox will continue, ensuring that the two companies retain uninterrupted access to each others portfolio of patents.
  We maintain a cash position of approximately $194 in a trust account representing the par value and one years interest relating to the bonds issued by our subsidiary Xerox Finance (Nederland) BV. This cash is withdrawable upon 21 days written notice to the Trustee.
   During the first quarter of 2001, and in connection with the turnaround program, we recorded an additional pre-tax restructuring provision totaling $108 ($73 after taxes), in connection with finalized initiatives under the turnaround program. This charge includes estimated costs of $97 for severance costs associated with work force reductions related to the elimination of 1,000 positions worldwide and $11 of asset impairments. The severance costs relate to continued streamlining of existing work processes, elimination of redundant resources and the consolidation of existing activities into other existing operations.
   In April 2001, we announced the sale of our leasing businesses in four European countries to Resonia Leasing AB (Resonia) for approximately $370 in cash. The assets were sold for approximately book value and include the leasing portfolios in the respective countries, title to the underlying equipment included in the lease portfolios and certain employees and systems used in the operations of the businesses. Under the terms of the agreement Resonia will provide on-going exclusive equipment financing to Xerox customers in those countries.
  The Company's Audit Committee, in cooperation with our independent auditors, undertook an investigation of certain of the Company's accounting policies and procedures. This investigation began in April 2001 and was substantially completed by the end of May 2001, resulting in the accounting adjustments and restatements described in Note 2.
  A number of securities and other litigation is pending against the Company. See Note 16 for a description of those items including disclosure of certain related subsequent events.

                        Quarterly Results of Operations
(Unaudited)

                                                             First         Second         Third         Fourth           Full
In millions, except per-share data                         Quarter        Quarter       Quarter        Quarter           Year
-----------------------------------------------------------------------------------------------------------------------------
2000/2,3/
Revenues                                                  $  4,540       $  4,778      $  4,552       $  4,831       $ 18,701
Costs and Expenses                                           4,884          4,531         4,706          4,964         19,085
-----------------------------------------------------------------------------------------------------------------------------
Income (Loss) before Income Taxes (Benefits), Equity
   Income and Minorities' Interests                           (344)           247          (154)          (133)          (384)
Income Taxes (Benefits)                                       (112)            73           (17)           (53)          (109)
Equity in Net Income of Unconsolidated Affiliates                4             46            10              1             61
Minorities' Interests in Earnings of Subsidiaries               11             12            10             10             43
-----------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                         $   (239)      $    208      $   (137)      $    (89)      $   (257)
-----------------------------------------------------------------------------------------------------------------------------
Basic Earnings (Loss) per Share                           $  (0.38)      $   0.30      $  (0.22)      $  (0.15)      $  (0.44)
-----------------------------------------------------------------------------------------------------------------------------
Diluted Earnings (Loss) per Share/1/                      $  (0.38)      $   0.28      $  (0.22)      $  (0.15)      $  (0.44)
-----------------------------------------------------------------------------------------------------------------------------
1999/2,3/
Revenues                                                  $  4,327       $  4,902      $  4,733       $  5,605       $ 19,567
Costs and Expenses                                           3,933          4,368         4,235          5,123         17,659
-----------------------------------------------------------------------------------------------------------------------------
Income before Income Taxes, Equity Income and
   Minorities' Interests                                       394            534           498            482          1,908
Income Taxes                                                   120            160           154            154            588
Equity in Net Income of Unconsolidated Affiliates               10             24             5             29             68
Minorities' Interests in Earnings of Subsidiaries                8             13            14             14             49
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                $    276       $    385      $    335       $    343       $  1,339
-----------------------------------------------------------------------------------------------------------------------------
Basic Earnings per Share                                  $   0.40       $   0.56      $   0.49       $   0.50       $   1.96
-----------------------------------------------------------------------------------------------------------------------------
Diluted Earnings per Share/1/                             $   0.38       $   0.53      $   0.46       $   0.47       $   1.85
-----------------------------------------------------------------------------------------------------------------------------

/1/ The sum of quarterly diluted earnings per share differ from the full-year amounts because securities that are antidilutive in certain quarters are not antidilutive on a full-year basis.
/2/ As restated. See footnote No. 2. The above restated quarterly financial statements may be subject to additional adjustment, among quarters within years.
/3/ The above data has not been reviewed by our independent auditors in accordance with standards etablished by the American Institute of Certified Public Accountants.

34